Filed Pursuant to Rule 424(b)(3)

Registration No. 333-200221

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

SUPPLEMENT NO. 7 DATED APRIL 5, 2017

TO THE PROSPECTUS DATED APRIL 27, 2016

This document supplements, and should be read in conjunction with, the prospectus of NexPoint Multifamily Capital Trust, Inc. (the “Company”), dated April 27, 2016, Supplement No. 5 to the prospectus, dated November 29, 2016, which superseded and replaced all previous supplements to the prospectus and Supplement No. 6 to the prospectus, dated January 17, 2017. Unless otherwise defined in this Supplement No. 7, capitalized terms used in this Supplement No. 7 shall have the same meanings as set forth in the prospectus.

The purpose of this Supplement No. 7 is to:

(1)	update the status of the Company’s offering of shares of common stock;

(2)	disclose updated distribution information;

(3)	include the Management’s Discussion and Analysis of Financial Condition and Results of Operation section, substantially the same as that which was filed in the Company’s Annual Report on Form 10-K on March 28, 2017; and

(4)	include updated financial information regarding the Company.

Status of Our Public Offering

We commenced our initial public offering of up to $1,100,000,000 in shares of our common stock, consisting of up to $1,000,000,000 in shares in our primary offering and up to $100,000,000 in shares pursuant to our distribution reinvestment plan, on August 12, 2015. We are publicly offering two classes of shares of common stock, Class A shares and Class T shares, in any combination up to the maximum offering amount. As of April 3, 2017, we had a total of 1,061,637 Class A shares and 0 Class T shares outstanding. Of this amount: (i) 604,632 Class A shares were issued in the public offering, including Class A shares issued pursuant to our distribution reinvestment plan, for approximately $5,565,000 gross offering proceeds, including approximately 478,260.90 Class A shares sold to our affiliates for approximately $4,400,000 gross offering proceeds, or $9.20 per share, reflecting the public offering price of the Class A shares net of selling commissions and the dealer manager fee; and (ii) approximately 434,782.61 Class A shares were issued to our sponsor at a value of $9.20 per share, reflecting the public offering price of the Class A shares net of selling commissions and the dealer manager fee, in exchange for an equity interest in a multifamily property valued at approximately $39,573,050 at the time of the exchange.

Distributions

The following information should be read in conjunction with the section captioned “Description of Shares – Distributions” beginning on page 146 of the prospectus.

Distributions Paid

On March 16, 2017, our board of directors authorized the declaration of a special distribution to our Class A stockholders of record as of the close of business on March 16, 2017 of $0.0246 per Class A share, which is an amount equal to a daily distribution of $0.00164 per Class A share of common stock, for the period of March 1, 2017 to March 15, 2017. Our board of directors also approved and authorized the declaration of a daily distribution to our Class A stockholders of record as of the close of business on each day of the period commencing on March 16, 2017 and ending June 30, 2017. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.00164 per share of Class A common stock per day. Distributions for all record dates of a given month will be paid approximately three days following month end. The distributions will be payable to stockholders from legally available funds therefor.

			Distributions Paid (2)
Period Ended	Distributions Declared	Distributions Declared Per Share (1)	Cash	Reinvested	Total
January – July 2016	$—	$—	$—	$—	$—
August 2016	34,100	0.049	10,800	22,700	33,500
September 2016	35,600	0.051	300	34,700	35,000
October 2016	36,400	0.051	400	35,400	35,800
November 2016	48,000	0.049	500	46,900	47,400
December 2016	49,900	0.051	600	48,700	49,300
January 2017	51,400	0.051	1,200	49,600	50,800
February 2017	47,600	0.046	1,600	45,400	47,000
March 2017	54,000	0.051	2,900	50,500	53,400

Total	$357,000	$0.399	$18,300	$333,900	$352,200

(1)	Based on number of days each Class A share was issued and outstanding during the period presented.
(2)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately three days following month end.

For the year ended December 31, 2016, we paid aggregate distributions of approximately $151,700, including approximately $12,000 of distributions paid in cash and 14,709 shares of our Class A common stock issued pursuant to our DRIP for approximately $139,700. For the year ended December 31, 2016, our net loss was approximately $1.5 million and we had net cash provided by operating activities of approximately $0.8 million. For the year ended December 31, 2016, we funded 100% of distributions paid from net cash provided by operating activities.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following information replaces in its entirety the section of the prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 106 of the prospectus.

Overview

We are a Maryland corporation incorporated on November 12, 2013 that intends to elect to be taxed as a REIT unless we do not meet the qualifications to be taxed as a REIT. We are primarily focused on directly or indirectly acquiring, owning, and operating well-located “core” and “core-plus” multifamily properties in large cities and suburban markets of large cities, primarily in the Southeastern and Southwestern United States. We are also focused on originating preferred equity investments with operators of well-located “core” and “core-plus” multifamily properties. Investing in both direct property investments and preferred equity investments is designed to minimize potential losses during market downturns and maximize risk adjusted total returns to our stockholders in all market cycles. To the extent practical, we implement a modest value-add component on “core-plus” properties that consists, on average, of investing $1,000 - $4,000 per unit in the first 24-36 months of ownership, in an effort to add value to the asset’s exterior and interior. Our modest value-add program is implemented at the direction and supervision of our advisor. We may also seek to invest in multifamily housing debt and mezzanine debt in situations where the risk/return correlation is more attractive than direct investments in common equity and originations of preferred equity investments. We may also invest in common and preferred stock of both publicly traded and private real estate companies.

On August 12, 2015, the SEC declared effective our Registration Statement related to the Offering. We are publicly offering two classes of shares of common stock, Class A shares and Class T shares, in any combination up to the maximum offering amount. The share classes have different selling commissions, and there will be an ongoing distribution fee with respect to the primary offering of Class T shares. The initial offering price for the shares in the primary offering is $10.00 per Class A share and $9.58 per Class T share. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and our DRIP. We are also offering up to $100 million in shares of common stock pursuant to our DRIP at an initial price of $9.50 per Class A share and $9.10 per Class T share, which is 95% of the primary offering price.

Subject to certain restrictions and limitations, the Advisor manages our day-to-day operations and our portfolio of properties and real estate-related assets. The Advisor and its personnel have no obligation to, but may present us with investment opportunities with a purchase price of less than $10.0 million. The Advisor’s investment committee may purchase on our account, without specific prior approval of our Board, assets with a purchase price of $15.0 million or less, so long as the investment in the asset would not, if consummated, violate our investment guidelines or any restrictions on indebtedness and the consideration to be paid for such assets does not exceed the fair market value of such assets. Any investment with a purchase price greater than $15.0 million or that, if consummated, would violate our investment guidelines or any restrictions on indebtedness, requires the approval of the Board, including approval by a majority of the independent directors.

Pursuant to the terms of our Offering, offering proceeds were held in an escrow account until we met the minimum offering amount of $2.0 million. On March 24, 2016, we raised the minimum offering amount and the Offering proceeds held in escrow were released to us. As of December 31, 2016, we had issued 953,602 shares of Class A common stock in our Offering, which consisted of the issuance of 434,783 shares to acquire a 95% interest in Estates and the issuance of 518,819 shares, including 14,709 shares issued pursuant to the DRIP, resulting in gross offering proceeds of approximately $4.8 million plus the 95% ownership interest in Estates, including approximately $139,700 of distributions reinvested through the DRIP. In connection with our incorporation and prior to the effectiveness of the Offering, we sold approximately 22,222 shares of our common stock to the Advisor for an aggregate purchase price of $200,000, at $9.00 per share, reflecting the fact that selling commissions and dealer manager fees in effect at the time of the purchase were not paid in connection with the sale. These shares were subsequently renamed as shares of Class A common stock. The Advisor or any affiliate may not sell these shares while the Sponsor remains our sponsor but it may transfer the shares to other affiliates. We will offer shares of our common stock in the Offering on a continuous basis until August 12, 2018. However, in certain states the Offering may continue for only one year unless we renew the offering period for an additional year. We reserve the right to terminate our Offering at any time.

Substantially all of our assets are held by the OP. We are the sole general partner and a limited partner of the OP. The special limited partner of the OP is the Advisor.

As we accept subscriptions for shares, we will transfer substantially all of the proceeds of the Offering, net of offering costs, to the OP as a capital contribution, however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The OP will be deemed to have simultaneously paid the costs associated with the Offering. If the OP requires additional funds at any time in excess of capital contributions made by us or from borrowing, we will borrow funds from a financial institution or other lender and lend such funds to the OP on the same terms and conditions as would be applicable to our borrowing of such funds. The limited partnership agreement of the OP provides that the OP be operated in a manner that will enable us to (1) satisfy the requirements for qualifying as a REIT for federal income tax purposes, (2) avoid any federal income or excise tax liability (with the exception of federal income tax incurred on activities conducted through a taxable REIT subsidiary) and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in the OP being taxed as a corporation. We will experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets.

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code and expect to qualify as a REIT. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements to pass the “closely-held test” and to distribute at least 90% of our “REIT taxable income,” as defined by the Code, to our stockholders. As a REIT, we will be subject to federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. We believe we operate in such a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify as a REIT. If we believe we will not meet the qualifications to be taxed as a REIT, we will not make the election to be taxed as a REIT.

Components of Our Revenues and Expenses

Revenues

Rental income. Rental income includes rental revenue from our multifamily properties. We anticipate that the leases we enter into for our multifamily properties will typically be for one year or less.

Other income. Other income includes ancillary income earned from tenants such as application fees, late fees, laundry fees, utility reimbursements, and other rental related fees charged to tenants.

Expenses

Property operating expenses. Property operating expenses include property maintenance costs, salary and employee benefit costs, utilities and other property operating costs.

Acquisition costs. Acquisition costs include the costs to acquire additional properties.

Real estate taxes and insurance. Real estate taxes include the property taxes assessed by local and state authorities depending on the location of each property. Insurance includes the cost of commercial, general liability, and other needed insurance for each property.

Property management fees. Property management fees include fees paid to BH or other third party management companies for managing each property.

Asset management fees. Asset management fees include the fees paid to our Advisor for managing our assets pursuant to the Advisory Agreement.

Corporate general and administrative expenses. Corporate general and administrative expenses include, but are not limited to, audit, legal, filing and tax fees, directors’ and officers’ liability insurance and board of director fees. We will also reimburse the Advisor for its costs of providing administrative services and operating expenses incurred on our behalf, subject to the limitation that we will not reimburse the Advisor for any amount by which our operating expenses at the end of the four preceding fiscal quarters exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period (the “2%/25% Guidelines”) (see Note 10 to our consolidated financial statements). We may reimburse the Advisor for expenses in excess of the 2%/25% Guidelines if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.

Fees to affiliates. Fees to affiliates include, but are not limited to, acquisition and disposition fees paid to our Advisor on qualifying assets that are acquired or sold, subject to certain limitations. For more information regarding fees to affiliates, see Note 10 to our consolidated financial statements.

Organization expenses. We will reimburse the Advisor and its affiliates for organization expenses incurred on our behalf in connection with our formation and the Offering, but only to the extent the reimbursement would not exceed 1.0% of the gross offering proceeds at any point in time. The Advisor is responsible for the payment of organization expenses we incur in excess of 1.0% of the gross offering proceeds. Organization expenses include, but are not limited to legal, accounting, printing, mailing and filing fees.

Property general and administrative expenses. Property general and administrative expenses include the costs of marketing, professional fees, general office supplies, and other administrative related costs of each property.

Depreciation and amortization. Depreciation and amortization costs primarily include depreciation of our multifamily properties and amortization of acquired in-place leases.

Other Income and Expense

Interest expense. Interest expense costs primarily includes the cost of interest expense on debt and the amortization of deferred financing costs.

Equity in income of preferred equity investment. Equity in income of preferred equity investment includes income earned on a stated investment return from preferred equity investments we originate. Equity in income on our preferred equity investments is recorded under the equity method of accounting.

Results of Operations for the Years Ended December 31, 2016, 2015 and 2014

On August 12, 2015, the SEC declared effective our registration statement on Form S-11 (Registration No. 333-200221) related to the Offering, as described above. We had no operating activities before August 12, 2015. In accordance with GAAP, our acquisition of Estates on April 7, 2016 was determined to be a combination of entities under common control. As such, the acquisition of Estates was deemed to be made on the Original Acquisition Date. In the accompanying consolidated financial statements, operations are shown from the Original Acquisition Date, although we did not commence material operations until March 24, 2016, the date we broke escrow in the Offering, enabling us to commence material operations. On April 7, 2016, we acquired a preferred equity investment in Bell Midtown; on August 19, 2016, we originated a preferred equity investment in Springs at Stone Oak Village; both multifamily properties. On December 23, 2016, our preferred equity investment in Bell Midtown was redeemed in full by WW Olympus Midtown, LP, the entity that directly owns Bell Midtown.

As of December 31, 2016, we owned a majority interest in one multifamily property, Estates on Maryland, that encompasses 330 units of apartment space that was approximately 95.8% leased with an average monthly effective rent per occupied unit of $941; we also had one preferred equity investment in a multifamily property, Springs at Stone Oak Village, that was approximately 87.2% leased with an average monthly effective rent per occupied unit of $1,088. Our preferred equity investment has a minimum monthly preferred return of 8.0% annualized and an additional preferred return of 3.0% annualized, which accrues monthly on a compounding basis if not paid. Our preferred equity investment is accounted for under the equity method of accounting.

The following table sets forth a summary of our operating results for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	For the Year Ended December 31,
	2016	2015	2014
Total revenues	$3,884	$1,504	$—
Total expenses	4,605	2,885	—

Operating loss	(721)	(1,381)	—
Interest expense	(1,511)	(429)	—
Equity in income of preferred equity investments	727	—	—

Net loss	(1,505)	(1,810)	—
Net loss attributable to noncontrolling interests	(2)	(46)	—

Net loss attributable to common stockholders	$(1,503)	$(1,764)	$—

The change in our net loss for the year ended December 31, 2016 as compared to the net loss for the year ended December 31, 2015 primarily relates to the timing of which our acquisition of Estates was deemed to be made, which is August 5, 2015, and the realization of equity in income on our two preferred equity investments we had during the year ended December 31, 2016, and was partially offset by a full period of corporate general and administrative expenses incurred in 2016. We did not have any preferred equity investments in 2015 and we did not begin to incur corporate general and administrative expenses until the fourth quarter of 2015. As mentioned above, we did not have any operations during the year ended December 31, 2014.

Our results of operations for the years ended December 31, 2016 and 2015 are not indicative of those expected in future periods. We expect to continue to raise additional capital, increase our borrowings and make future investments, which would have a significant impact on our future results of operations. In general, we expect that our income and expenses related to our portfolio will increase in future periods as a result of anticipated future acquisitions of multifamily properties and originations of preferred equity investments.

Revenues

Rental income. Rental income was $3.4 million for the year ended December 31, 2016 compared to $1.4 million for the year ended December 31, 2015, which was an increase of approximately $2.0 million. We expect rental income to increase in future periods as a result of future acquisitions of multifamily properties.

Other income. Other income was $0.4 million for the year ended December 31, 2016 compared to $0.1 million for the year ended December 31, 2015, which was an increase of approximately $0.3 million. We expect other income to increase in future periods as a result of future acquisitions of multifamily properties.

Expenses

Property operating expenses. Property operating expenses were $0.9 million for the year ended December 31, 2016 compared to $0.4 million for the year ended December 31, 2015, which was an increase of approximately $0.5 million. We expect property operating expenses to increase in future periods as a result of future acquisitions of multifamily properties.

Acquisition costs. We did not incur any acquisition costs during the year ended December 31, 2016. Acquisition costs of $0.1 million were expensed for the year ended December 31, 2015, which related to the acquisition of Estates. Acquisition costs depend on the specific circumstances of each closing and are one-time costs associated with each acquisition. We expect acquisition costs to increase in future periods as a result of future acquisitions of multifamily properties, which we expect to capitalize upon our adoption of Accounting Standards Update 2017-01 on January 1, 2017, as discussed below in “Recent Accounting Pronouncements.”

Real estate taxes and insurance. Real estate taxes and insurance costs were $0.4 million for the year ended December 31, 2016 compared to $0.2 million for the year ended December 31, 2015, which was an increase of approximately $0.2 million. The costs for property taxes incurred in the first year of ownership may be significantly less than subsequent years since the purchase price of the property may trigger a significant increase in assessed value by the taxing authority in subsequent years, increasing the costs of real estate taxes. We expect real estate taxes and insurance costs to increase in future periods as a result of future acquisitions of multifamily properties.

Property management fees. Property management fees were $0.1 million for the year ended December 31, 2016 compared to less than $0.1 million for the year ended December 31, 2015, which was an increase of less than $0.1 million. We expect property management fees to increase in future periods as a result of future acquisitions of multifamily properties and increases in rental income and other income, which the fee is primarily based on.

Asset management fees. Asset management fees were $0.3 million for the year ended December 31, 2016. We did not incur any asset management fees during the year ended December 31, 2015 as we did not manage any assets during the period. We expect asset management fees to increase in future periods as a result of future acquisitions of multifamily properties and originations of preferred equity investments.

Corporate general and administrative expenses. Corporate general and administrative expenses were $1.1 million for the year ended December 31, 2016 compared to $0.3 million for the year ended December 31, 2015, which was an increase of approximately $0.8 million. The increase between periods primarily relates to us incurring a full period of corporate general and administrative expenses in 2016 compared to only the fourth quarter in 2015. We expect corporate general and administrative expenses will increase in future periods as a result of future acquisitions of multifamily properties and originations of preferred equity investments.

Fees to affiliates. We did not incur any fees to affiliates during the year ended December 31, 2016. Fees to affiliates were $0.4 million for the year ended December 31, 2015 and consisted of an acquisition fee payable to our Advisor in connection with the acquisition of Estates. We expect fees to affiliates to increase in future periods as a result of future acquisitions of multifamily properties and originations of preferred equity investments.

Organization expenses. Organization expenses were less than $0.1 million for the year ended December 31, 2016. We did not recognize any organization expenses during the year ended December 31, 2015, as we did not break escrow until 2016. We expect recognition of organization expenses to increase in future periods as a result of receiving gross offering proceeds.

Property general and administrative expenses. Property general and administrative expenses were $0.1 million for the year ended December 31, 2016 compared to $0.1 million for the year ended December 31, 2015, which was an increase of less than $0.1 million. We expect property general and administrative expenses to increase in future periods as a result of future acquisitions of multifamily properties.

Depreciation and amortization. Depreciation and amortization costs were $1.6 million for the year ended December 31, 2016 compared to $1.3 million for the year ended December 31, 2015, which was an increase of approximately $0.3 million. We expect depreciation and amortization costs to increase in future periods as a result of future acquisitions of multifamily properties.

Other Income and Expense

Interest expense. Interest expense costs were $1.5 million for the year ended December 31, 2016 compared to $0.4 million for the year ended December 31, 2015, which was an increase of approximately $1.1 million. We expect interest expense costs to increase in future periods as a result of future increases in debt to fund acquisitions of multifamily properties and originations of preferred equity investments. The following is a table that details the various costs included in interest expense for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	For the Year Ended December 31,
	2016	2015	2014
Interest on debt	$1,319	$409	$—
Amortization of deferred financing costs	192	20	—

Total	$1,511	$429	$—

Equity in income of preferred equity investments. Equity in income of preferred equity investments was $0.7 million for the year ended December 31, 2016. We did not have any preferred equity investments during the year ended December 31, 2015. We expect equity in income of preferred equity investments to increase in future periods as a result of future originations of preferred equity investments and the realization of equity in income for an entire period from our preferred equity investment in Springs at Stone Oak Village.

Non-GAAP Measures

Net Operating Income

Net Operating Income (“NOI”) is a non-GAAP financial measure of performance. NOI is used by investors and our management to evaluate and compare the performance of our properties to other comparable properties, to determine trends in earnings and to compute the fair value of our properties as NOI is not affected by (1) the cost of funds, (2) acquisition costs, (3) non-operating fees to affiliates, (4) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP, (5) corporate general and administrative expenses, (6) other gains and losses that are specific to us, (7) equity in income recognized on unconsolidated joint ventures, and (8) expenses that are not reflective of the ongoing operations of the properties or are incurred on our behalf at the property for expenses such as legal, professional and franchise tax fees.

The cost of funds is eliminated from net income (loss) because it is specific to our particular financing capabilities and constraints. The cost of funds is also eliminated because it is dependent on historical interest rates and other costs of capital as well as past decisions made by us regarding the appropriate mix of capital, which may have changed or may change in the future. Acquisition costs and non-operating fees to affiliates are eliminated because they do not reflect continuing operating costs of the property owner. Depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets are eliminated because they may not accurately represent the actual change in value in our multifamily properties that result from use of the properties or changes in market conditions. While certain aspects of real property do decline in value over time in a manner that is reasonably captured by depreciation and amortization, the value of the properties as a whole have historically increased or decreased as a result of changes in overall economic conditions instead of from actual use of the property or the passage of time. Gains and losses from the sale of real property vary from property to property and are affected by market conditions at the time of sale, which will usually change from period to period. Equity in income from unconsolidated joint ventures is eliminated because the income recognized may not accurately reflect the change in value of our investments in unconsolidated joint ventures from changes in the underlying investments’ results of operations or changes in market conditions; furthermore, we evaluate equity in income recognized from unconsolidated joint ventures as its own reportable segment (see Note 3 to our consolidated financial statements). Entity level general and administrative expenses are eliminated as they are specific to the way in which we have chosen to hold our properties and are the result of our joint venture ownership structuring. Also, expenses that are incurred upon acquisition of a property do not reflect continuing operating costs of the property owner. These gains and losses can create distortions when comparing one period to another or when comparing our operating results to the operating results of other real estate companies that have not made similarly timed purchases or sales. We believe that eliminating these items from net income (loss) is useful because the resulting measure captures the actual ongoing revenue generated and actual expenses incurred in operating our properties as well as trends in occupancy rates, rental rates and operating costs.

However, the usefulness of NOI is limited because it excludes corporate general and administrative expenses, interest expense, interest income and other expense, acquisition costs, certain fees to affiliates, depreciation and amortization expense, gains or losses from the sale of properties, equity in income from unconsolidated joint ventures, other gains and losses as stipulated by GAAP, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs or factors. NOI may fail to capture significant trends in these components of net income (loss) which further limits its usefulness.

NOI is a measure of the operating performance of our properties but does not measure our performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income (loss) computed in accordance with GAAP and discussions elsewhere in “—Results of Operations” regarding the components of net income (loss) that are eliminated in the calculation of NOI. Other companies may use different methods for calculating NOI or similarly entitled measures and, accordingly, our NOI may not be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as we do.

NOI for the Years Ended December 31, 2016, 2015 and 2014

The following table, which has not been adjusted for the effects of any noncontrolling interests, reconciles our NOI for the years ended December 31, 2016, 2015 and 2014 to net loss, the most directly comparable GAAP financial measure (in thousands):

	For the Year Ended December 31,
	2016	2015	2014
Net loss	$(1,505)	$(1,810)	$—
Adjustments to reconcile net loss to NOI:
Asset management fees	273	—	—
Corporate general and administrative expenses	1,084	337	—
Fees to affiliates	—	396	—
Organization expenses	41	—	—
Property general and administrative expenses (1)	5	18	—
Depreciation and amortization	1,603	1,328	—
Interest expense	1,511	429	—
Equity in income of preferred equity investments	(727)	—	—

NOI	$2,285	$698	$—

(1)	Adjustment to net loss excludes expenses that are not reflective of the ongoing operations of the property or were incurred on our behalf at the property for expenses such as legal and other professional fees.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably overtime, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions, which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at an individual asset or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from an asset, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that, because impairments are based on estimated undiscounted future cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and

MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate and real estate-related investments under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Our management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition and investment activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition and investment activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition and investment activity ceases. The Board, in consultation with our management, may determine that it is in our best interests to begin the process of considering alternatives with respect to a liquidity event (i.e., listing of its common stock on a national exchange, a merger or sale of us or another similar transaction) at such time during our offering stage as the Board can reasonably determine that all of the securities in the Offering will be sold within a reasonable time period (i.e. three to six months). Thus, we will not continuously purchase assets and will have a limited life.

Due to the above factors and other unique features of publicly registered, non-listed REITs, the IPA has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired and preferred equity investments are originated, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and originating our preferred equity investments and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after the Offering has been completed, our properties have been acquired, and our preferred equity investments have been originated. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after the Offering and acquisitions and originations are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition and origination activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after the Offering has been completed and properties have been acquired and preferred equity investments have been originated, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired and preferred equity investments are originated.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition-related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which assets are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other assets are generated to cover the purchase price of the asset, these fees and expenses and other costs related to such asset. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which assets are being acquired. MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics as us. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives as items that are unrealized and may not ultimately be realized. We view both gains and losses from dispositions of assets and fair value adjustments of derivatives as items that are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance and calculating MFFO. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all of our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO as such gains and losses are not reflective of ongoing operations. As disclosed elsewhere in our Prospectus, the purchase of properties and origination of preferred equity investments, and the corresponding expenses associated with those processes, are key operational features of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by the Advisor if there are no further proceeds from the sale of shares in the Offering, and therefore such fees and expenses may need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs that have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of the Offering and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties and preferred equity investments. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of its liquidity, or indicative of funds available to fund its cash needs including its ability to make distributions to its stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as the Offering (unless and until we calculate NAV prior to the close of the Offering) where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The following table reconciles our calculations of FFO and MFFO to net loss, the most directly comparable GAAP financial measure, for the years ended December 31, 2016, 2015 and 2014 (in thousands, except per share amounts):

	For the Year Ended December 31,
	2016	2015	2014
Net loss	$(1,505)	$(1,810)	$—
Depreciation and amortization	1,603	1,328	—
Adjustment for noncontrolling interests	(79)	(20)	—

FFO attributable to common stockholders	19	(502)	—

FFO per share - basic	$0.03	$(2.51)	$—

FFO per share - diluted	$0.03	$(2.51)	$—

Acquisition fees and costs (1)	—	542 (2)	—
Adjustment for noncontrolling interests	—	(7)	—

MFFO attributable to common stockholders	19 (3)	33	—

MFFO per share - basic	$0.03	$0.17	$—

MFFO per share - diluted	$0.03	$0.17	$—

(1)	By excluding acquisition fees incurred to the Advisor and acquisition costs, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with our analysis of the investing and operating performance of our investments. Acquisition fees and costs under GAAP are considered operating expenses and are expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and costs will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net proceeds from the disposition of properties or redemption of preferred equity investments are generated to cover the purchase price of the investment, these costs and other costs related to the investment. In the event that proceeds from the Offering are not available to fund the acquisition fees incurred to the Advisor, such fees will need to be paid to the Advisor from other sources, including debt, operational earnings or cash flow, net proceeds from the sale of properties or redemption of preferred equity investments, or from ancillary cash flows. The acquisition of properties and origination of preferred equity investments, and the corresponding acquisition fees and expenses, is the key operational feature of our business plan to generate operational income and cash flow to fund distributions to our stockholders.
(2)	Includes approximately $396,000 of acquisition fees incurred to our Advisor in connection with the acquisition of Estates.
(3)	For the year ended December 31, 2016, the Advisor and its affiliates incurred approximately $501,000 of our operating expenses, all of which are included on the consolidated statements of operations and comprehensive loss. The Advisor made a non-equity contribution to us, meaning the Advisor receives no shares in exchange for the contribution, for the full amount of these operating expenses, which are included in corporate general and administrative expenses on the consolidated statements of operations and comprehensive loss for the year ended December 31, 2016 and is recorded as a reduction to due to affiliates and an increase to additional paid-in capital on the consolidated balance sheet as of December 31, 2016. These operating expenses were incurred on our behalf by our Advisor and would have been subject to reimbursement, except that our Advisor has agreed to permanently waive its ability to seek reimbursement for these operating expenses. As such, we believe including in FFO and MFFO the operating expense support provided by our Advisor is appropriate to show the full impact of these expenses on our earnings over the long-term. Our Advisor will continue to provide this support until we reach sufficient scale to operate without it.

Our FFO and MFFO for the years ended December 31, 2016 and 2015 are not indicative of FFO and MFFO expected in future periods. We expect to continue to raise additional capital, increase our borrowings and make future investments, which would have a significant impact on our future FFO and MFFO.

Liquidity and Capital Resources

Our principal demands for funds are for property acquisitions and preferred equity originations, either directly or through investment interests, for the payment of operating expenses and distributions, and for the payment of principal and interest on any outstanding indebtedness. Generally, cash needs for items other than acquisitions and originations are met from operations, and cash needs for acquisitions and originations are funded by our Offering and debt. If cash flows from operations are insufficient to cover our operating expenses, our Advisor will cover these costs on our behalf. To the extent the costs covered on our behalf exceed the 2%/25% Guidelines, and our Advisor does not seek approval from our independent directors to be reimbursed, these support payments will be treated as a non-equity contribution by our Advisor, meaning our Advisor receives no shares in exchange for the contribution.

Cash needs for principal payments due in the next twelve months related to the Credit Facility will generally be funded from excess cash from operations and proceeds from our Offering. However, to the extent we are unable to generate sufficient excess cash from operations, raise sufficient proceeds through our Offering to make principal payments as they come due, or to extend the maturity date of the Credit Facility, it may be necessary to sell assets at less than their fair value or before we feel the full value has been recognized. However, pursuant to the terms of the pledge agreement entered into between KeyBank and an affiliate of our Sponsor on the Credit Facility, the affiliate of our Sponsor pledged registered equity securities (the “Collateral”) that had a fair market value of approximately $22.1 million as of March 24, 2017, as compared to a balance on the Credit Facility of $11.0 million as of the same date. Therefore, we believe it is unlikely we will be required to liquidate assets to repay the Credit Facility as the most likely course of action by KeyBank would be to seize the Collateral to the extent necessary to repay the Credit Facility. If this occurred, we would issue shares of Class A common stock to the affiliate of our Sponsor in an equal amount, at $9.20 per share, to reflect the fact that no selling commissions and dealer manager fees would be charged. If we were required to sell assets, this may cause a disruption in our operations and inhibit our ability to meet our objectives. We do not believe there is a scenario whereby repayment of the Credit Facility would create a going concern issue for us whereby we would not be able to fund our operations for the next 12 months.

There may be a delay between the sale of our shares and our acquisitions and originations, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. As a result, we may increase leverage above our targeted level on a temporary basis in order to make current investments and then use proceeds from our Offering to lower the leverage. Over time, as we become established and the fundraising effort begins to scale, we do not expect our target leverage ratio to exceed 60% to 65% of the cost of our properties and 25% to 30% of our preferred equity investments. Over the long term, and on an aggregate basis, we do not expect our target leverage ratio to exceed 50% to 60% of the estimated value of our assets.

Our Advisor evaluates potential investments and engages in negotiations with sellers and lenders on our behalf. After a purchase contract is executed that contains specific terms, the investment will not be made until the successful completion of due diligence, which includes review of the title insurance commitment, an appraisal and an environmental analysis. In some instances, the proposed investment will require the negotiation of final binding agreements, which may include financing documents. During this period, we may decide to temporarily invest any unused proceeds from the Offering in certain investments that could yield lower returns than investments we intend to make. These lower returns may affect our ability to make distributions.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and redemption of preferred equity investments and undistributed MFFO. If necessary, we may use financings or other sources of capital in cases of unforeseen significant capital expenditures. We have not identified any sources of such financing.

Cash Flows

The following table presents selected data from our consolidated statements of cash flows for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	For the Year Ended December 31,
	2016	2015	2014
Net cash provided by operating activities	$767	$471	$—
Net cash used in investing activities	(6,415)	(41,081)	—
Net cash provided by financing activities	5,362	41,379	200

Net increase (decrease) in cash and restricted cash	(286)	769	200
Cash and restricted cash, beginning of period	969	200	—

Cash and restricted cash, end of period	$683	$969	$200

On August 12, 2015, the SEC declared effective our Registration Statement related to the Offering, as described above. We had no operating activities before August 12, 2015. In accordance with GAAP, our acquisition of Estates on April 7, 2016 was determined to be a combination of entities under common control. As such, the acquisition of Estates was deemed to be made on the Original Acquisition Date by our Sponsor. In the accompanying consolidated financial statements, operations are shown from the Original Acquisition Date, although we did not commence material operations until March 24, 2016, the date we broke escrow in the Offering, enabling us to commence material operations. On April 7, 2016, we acquired a preferred equity investment in Bell Midtown; on August 19, 2016, we originated a preferred equity investment in Springs at Stone Oak Village; both multifamily properties. On December 23, 2016, our preferred equity investment in Bell Midtown was redeemed in full by WW Olympus Midtown, LP, the entity that owns Bell Midtown. Our overall cash flows from operating, investing, and financing activities for the years ended December 31, 2016 and 2015 are not indicative of those expected in future periods. We expect to continue to raise additional capital, increase our borrowings and make future investments, which would have a significant impact on our future results of operations and overall cash flows.

Cash Flows from Operating Activities

During the year ended December 31, 2016, net cash provided by operating activities was $0.8 million compared to net cash provided by operating activities of $0.5 million for the year ended December 31, 2015. The increase in net cash from operating activities was mainly due to changes in net loss and non-cash contributions, offset by changes in depreciation and amortization.

Cash Flows from Investing Activities

During the year ended December 31, 2016, net cash used in investing activities was $6.4 million compared to net cash used in investing activities of $41.1 million for the year ended December 31, 2015. The change in cash flows from investing activities was mainly due to the origination of two preferred equity investments for a combined $11.25 million, partially offset by the redemption of one of the preferred equity investments of $6.0 million, during the period in 2016, compared to the acquisition of one property for a purchase price of $41.2 million during the period in 2015. Our cash used in investing activities will vary based on how quickly we raise funds in the Offering and how quickly we invest those funds towards acquisitions of properties and originations of preferred equity investments.

Cash Flows from Financing Activities

During the year ended December 31, 2016, net cash provided by financing activities was $5.4 million compared to net cash provided by financing activities of $41.4 million for the year ended December 31, 2015. The change in cash flows from financing activities was mainly due $4.6 million of proceeds received in the Offering during the period in 2016 compared to the acquisition of one property for a purchase price of $41.2 million during the period in 2015, which was funded through debt and capital contributions.

Mortgage Indebtedness

As of December 31, 2016, our subsidiary had mortgage indebtedness to a third party of approximately $26.9 million at an interest rate of 2.67%. For additional information regarding our mortgage indebtedness, see Note 7 to our consolidated financial statements.

We entered into and expect to continue to enter into interest rate cap agreements with various third parties to cap the variable interest rates on a majority of floating rate mortgage indebtedness we may incur. These agreements generally have a term of three to four years and cover the outstanding principal amount of the underlying indebtedness. Under these agreements, we pay a fixed fee in exchange for the counterparty to pay any interest above a maximum rate. At December 31, 2016, we had one interest rate cap agreement that covered our $26.9 million of outstanding floating rate mortgage indebtedness. This interest rate cap agreement caps the related variable interest rate of our mortgage indebtedness at 6.0%.

Our subsidiary has a separate non-recourse mortgage, which is secured only by Estates. This non-recourse mortgage has standard scope non-recourse carve outs required by the agency lender and calls for protection by the borrower and the guarantor against losses by the lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy. An affiliate of our property manager, BH, provided a non-recourse carve out guarantee for this mortgage.

As we continue to raise capital, we will make acquisitions of multifamily properties, originate preferred equity investments and increase our borrowings. We expect that future investments in properties, including any improvements or renovations of current or newly-acquired properties, will depend on and will be financed by, in whole or in part, our existing cash, future borrowings and proceeds from the Offering. In addition, we may seek financing from U.S. government agencies, including through the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, and the U.S. Department of Housing and Urban Development, in appropriate circumstances in connection with the acquisition or refinancing of existing mortgage loans.

Although we expect to be subject to restrictions on our ability to incur indebtedness, we expect that we will be able to refinance existing indebtedness or incur additional indebtedness for acquisitions or other purposes, if needed. However, there can be no assurance that we will be able to refinance our indebtedness, incur additional indebtedness or access additional sources of capital, such as by issuing debt or other equity securities, on terms that are acceptable to us or at all.

Furthermore, following the completion of any modest value-add and capital expenditures programs we may implement and depending on the interest rate environment at the applicable time, we may seek to refinance any floating rate mortgage debt into longer-term fixed rate debt at lower leverage levels.

Credit Facility

On April 7, 2016, the OP and the Sponsor entered into the Credit Facility with KeyBank and we, through the OP, immediately drew $14.1 million on the Credit Facility and paid the full balance of the $10.0 million bridge loan with KeyBank we assumed upon the acquisition of Estates. On April 7, 2016, we used $4.0 million of proceeds from the Credit Facility and $2.0 million of cash on hand to originate our $6.0 million preferred equity investment in Bell Midtown. The Credit Facility is non-amortizing during the term it is outstanding and accrues interest at an annual rate of 4.0% plus one-month LIBOR. In connection with the Credit Facility, we and an affiliate of BH Equity provided a guarantee to KeyBank. We pledged certain assets and proceeds from the Offering to KeyBank as collateral for the Credit Facility. In addition, an affiliate of the Sponsor pledged registered equity securities to KeyBank as collateral for the Credit Facility

On August 19, 2016, the OP and the Sponsor entered into the Amendment with KeyBank to, among other things, increase the commitment from $15.0 million to $20.0 million, and we, through the OP, immediately drew $5.25 million on the Credit Facility to originate our preferred equity investment in Springs at Stone Oak Village. The Amendment reflects that, to the extent any principal payments are made on the outstanding principal balance, including any mandatory prepayment, at any time that the outstanding principal balance exceeds $15.0 million, the Commitment shall be permanently reduced by the amount of such prepayment and the amount prepaid shall not be available to be reborrowed. In connection with the Amendment, the OP pledged to KeyBank its 100% preferred equity interest in Springs at Stone Oak Village as collateral for the Credit Facility.

During the fourth quarter of 2016, using approximately $2.4 million of gross offering proceeds and $6.0 million of cash received from the redemption of our preferred equity investment in Bell Midtown, we reduced the principal balance of the Credit Facility to $11.0 million.

As of December 31, 2016, we had $11.0 million outstanding on our Credit Facility, which is recourse to us. The Credit Facility is payable in full on April 7, 2017. We are in discussions with KeyBank to extend the maturity date, alleviating the necessity to repay the Credit Facility in full in April 2017. If we are unable to extend the maturity date of the Credit Facility and we do not have sufficient cash on hand to repay the outstanding principal balance on the maturity date, there is sufficient liquid collateral, in the form of the Collateral, to satisfy our obligations. If the Collateral were used to satisfy our obligations on the Credit Facility, we would likely issue shares of our Class A common stock in an amount equal to the obligations that are relieved from the application of the Collateral.

The Credit Facility agreement, as amended, contains customary provisions with respect to events of default, covenants and borrowing conditions. Certain prepayments may be required upon a breach of covenants or borrowing conditions. As of December 31, 2016, we believe we are in compliance with all covenant provisions.

Leverage Limit

Pursuant to our charter, our borrowings may not exceed the Leverage Limit. However, over time, we intend to target a leverage ratio of 50%-60% loan-to-value. We may exceed the Leverage Limit if such excess is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing, along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments and there is no limitation on the amount we may borrow against any single improved property. We expect that during the period of the Offering, we will seek such independent director approval of borrowings in excess of the Leverage Limit since we are in the process of raising our equity capital to acquire our portfolio. As a result of the debt incurred on the acquisition of Estates and the additional debt incurred from the investment in Springs at Stone Oak Village, our borrowings exceeded the Leverage Limit. A majority of our independent directors approved borrowings in excess of the Leverage Limit. Our independent directors determined that exceeding the Leverage Limit was justified because we are in the process of raising our equity capital to acquire our portfolio. As a result, we expect that our debt levels will be higher until we have raised equity capital and repaid a portion of our initial leverage.

Obligations and Commitments

The following table summarizes our contractual obligations and commitments for the next five calendar years subsequent to December 31, 2016. Interest expense due by period on our floating rate debt is based on one-month LIBOR, which was 0.7717% as of December 31, 2016.

	Payments Due by Period (in thousands)
	Total	2017	2018	2019	2020	2021	Thereafter
Mortgage Debt
Principal payments	$26,919	$—	$—	$—	$26,919	$—	$—
Interest expense	2,619	729	729	729	432	—	—

Total	$29,538	$729	$729	$729	$27,351	$—	$—

Credit Facility
Principal payments	$11,000	$11,000	$—	$—	$—	$—	$—
Interest expense	141	141	—	—	—	—	—

Total	$11,141	$11,141	$—	$—	$—	$—	$—

Total contractual obligations and commitments	$40,679	$11,870	$729	$729	$27,351	$—	$—

Income Taxes

We anticipate that we will elect to be taxed as a REIT for U.S. federal income tax purposes, and we intend to continue to operate in a manner that will permit us to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including requirements to pass the “closely-held test” and to distribute at least 90% of our annual REIT taxable income to stockholders. As a REIT, we will be subject to federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and dividends paid to our stockholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to stockholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT. If we believe we will not meet the qualifications to be taxed as a REIT, we will not make an election to be taxed as a REIT.

We evaluate the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more-likely-than-not” (greater than 50 percent probability) of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Our management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. We have no examinations in progress and none are expected at this time.

If we do not meet the qualifications to be taxed as a REIT, we will be taxed as a corporation for U.S. federal income tax purposes. We believe there is a possibility we will not qualify to be taxed as a REIT for the 2016 tax year. As such, we provide for income taxes using the asset and liability method under ASC 740. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize our tax positions and evaluate them by determining whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. We will determine the amount of benefit to recognize and record the amount that is more likely than not to be realized upon ultimate settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

We had no material unrecognized tax benefit or expense, accrued interest or penalties as of December 31, 2016. Our subsidiaries and us may be subject to federal income tax as well as income tax of various state and local jurisdictions. When applicable, we recognize interest and/or penalties related to uncertain tax positions on our consolidated statements of operations and comprehensive loss.

Deferred Tax Assets

Deferred income taxes arise principally from temporary differences between book and tax recognition of income, expenses, and losses relating to financing and other transactions. As of December 31, 2016, we recognized a total deferred tax asset, net of valuation allowance, based on the fact that we may choose to not elect to be taxed as a REIT for the 2016 tax year. The deferred income taxes on the accompanying consolidated balance sheet at December 31, 2016 are comprised of the following (in thousands):

December 31, 2016
Net operating loss	$309
Partnership temporary differences	75
Unreimbursed expenses	32

Total deferred tax assets	416
Valuation allowance	(416)

Net deferred tax assets	$—

The valuation allowance at December 31, 2016 was primarily related to incurring cumulative net operating losses without generating sufficient future taxable income to recover the deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable losses and projections for future taxable income over the periods in which the deferred tax assets are deductible; management believes it is more likely than not that the Company will not realize the benefits of these deductible differences at December 31, 2016.

Distributions

Our Board has declared daily distributions on our Class A common stock through February 28, 2017 that are paid on a monthly basis. We expect to continue paying monthly distributions unless our results of operations, our general financial condition, general economic conditions or other factors prohibit us from doing so. We may declare distributions in excess of our funds from operations. As a result, our distribution rate and payment frequency may vary from time to time.

Distributions declared (1) accrue daily to our Class A stockholders of record as of the close of business on each day, (2) are payable in cumulative amounts on or before the third day of each calendar month with respect to the prior month and (3) are calculated at a rate of $0.00164 per share per day during the period ended February 28, 2017, which if paid each day over a 365-day period is equivalent to a 6.0% annualized distribution rate based on a purchase price of $10.00 per share of Class A common stock.

The Class A common stock distributions declared and paid during the year ended December 31, 2016, along with the amount of distributions reinvested pursuant to the DRIP were as follows:

			Distributions Paid (2)
Period (Year ended December 31, 2016)	Distributions Declared	Distributions Declared Per Share (1)	Cash	Reinvested	Total
January - July	$—	$—	$—	$—	$—
August	34,100	0.049	10,800	22,700	33,500
September	35,600	0.051	300	34,700	35,000
October	36,400	0.051	400	35,400	35,800
November	48,000	0.049	500	46,900	47,400
December	49,900	0.051	—	—	—

Total	$204,000	$0.251	$12,000	$139,700	$151,700

(1)	Based on number of days each Class A share was issued and outstanding during the period presented.
(2)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately three days following month end.

For the year ended December 31, 2016, we paid aggregate distributions of approximately $151,700, including approximately $12,000 of distributions paid in cash and 14,709 shares of our Class A common stock issued pursuant to our DRIP for approximately $139,700. For the year ended December 31, 2016, our net loss was approximately $1.5 million and we had net cash provided by operating activities of approximately $0.8 million. For the year ended December 31, 2016, we funded 100% of distributions paid from net cash provided by operating activities.

We expect to continue paying monthly distributions to our stockholders. Because all of our operations are performed indirectly through the OP, our ability to pay distributions depends on the OP’s ability to pay distributions to its partners, including to us. If we do not have enough cash from operations to fund the distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from the Offering. We have not established any limit on the amount of proceeds from the Offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; or (2) cause our total assets to be less than the sum of our total liabilities plus, unless our charter provides otherwise, senior liquidation preferences, if any.

In addition, the fees, distributions and reimbursements payable to the Advisor or its affiliates depend on various factors, including the assets we acquire, indebtedness incurred, and sales prices of assets sold, and therefore cannot be quantified or reserved for until such fees have been earned. We are required to pay these amounts to the Advisor or its affiliates regardless of the amount of cash we distribute to our stockholders and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, to our stockholders may be negatively impacted.

Distributions are paid to our stockholders when and if authorized by the Board and declared by us out of legally available funds. Distributions are authorized at the discretion of the Board, which is influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. Each distribution will be accompanied by a notice which sets forth: (a) the record date; (b) the amount per share that will be distributed; (c) the equivalent annualized yield; (d) the amount and percentage of the distributions paid from operations, offering proceeds and other sources; and (e) for those investors participating in the DRIP, a statement that a distribution statement will be provided in lieu of a check. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the Offering;

•	our operating and interest expenses;

•	operating results of our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

We must annually distribute at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, in order to meet the requirements for qualification as a REIT under the Code. The Board may authorize distributions in excess of this percentage as it deems appropriate. Because we may receive income or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital.

Distributions in kind will not be permitted, except for:

•	distributions of readily marketable securities;

•	distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter; or

•	distributions of in-kind property, so long as, with respect to such in-kind property, the Board advises each stockholder of the risks associated with direct ownership of the property, offers each stockholder the election of receiving in-kind property distributions, and distributes in- kind property only to those stockholders who accept the directors’ offer.

Off-Balance Sheet Arrangements

As of December 31, 2016, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. As of December 31, 2016, we own an interest in one joint venture that is accounted for under the equity method as we exercise significant influence over, but do not control, the investee.

Related-Party Transactions and Agreements

We have entered into agreements with the Advisor and its affiliates and the Dealer Manager, whereby we pay certain fees to, or reimburse certain expenses of, the Advisor or its affiliates for acquisition and advisory fees and expenses, organization and offering expenses, selling commissions, dealer manager fees, distribution fees, reimbursement of certain operating costs, and possibly disposition fees. Refer to Note 10 to our consolidated financial statements for a discussion of the various related-party transactions, agreements and fees.

Critical Accounting Policies

The following are our critical accounting policies and estimates.

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make judgments, assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate these judgments, assumptions and estimates for changes that would affect the reported amounts. These estimates are based on management’s historical industry experience and on various other judgments and assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these judgments, assumptions and estimates. Our significant judgments, assumptions and estimates include the evaluation and consolidation of variable interest entities (“VIEs”), the allocation of the purchase price of acquired properties, the evaluation of our investments for impairment, the classification and income recognition for noncontrolling interests and the determination of fair value.

Principles of Consolidation and Basis of Presentation

Our accompanying consolidated financial statements were prepared in accordance with GAAP. The accompanying consolidated financial statements include our account and the accounts of the OP and its subsidiaries. Because we are the sole general partner and a limited partner of the OP and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to the OP), the accounts of the OP are consolidated in our consolidated financial statements. We consolidate entities in which we control more than 50% of the voting equity. Investments in real estate joint ventures over which we have the ability to exercise significant influence, but for which we do not have financial or operating control, are accounted for using the equity method of accounting. We have one investment accounted for using the equity method of accounting that is reflected on our accompanying consolidated financial statements as “Preferred equity investment.” All intercompany balances and transactions are eliminated in consolidation.

In addition, we evaluate relationships with other entities to identify whether there are variable interest entities (“VIEs”) as required by FASB ASC 810, Consolidation (“FASB ASC 810”), and to assess whether we are the primary beneficiary of such entities. If the determination is made that we are the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FASB ASC 810.

On January 1, 2016, we adopted Accounting Standards Update (“ASU”) No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which amends the current consolidation guidance affecting both the VIE and voting interest entity (“VOE”) consolidation models. The standard does not add or remove any of the characteristics in determining if an entity is a VIE or VOE, but rather enhances the way we assess some of these characteristics. The OP meets the criteria as a VOE; and as we hold a majority of the voting interest of the OP, we consolidate the OP. Substantially all of our assets and liabilities represent those assets and liabilities of the OP. All of our debt is an obligation of the OP.

In the opinion of our management, the accompanying consolidated financial statements include all adjustments and eliminations, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. The financial statements of our subsidiaries are prepared using accounting policies consistent with our accounting policies. There have been no significant changes to our significant accounting policies during the year ended December 31, 2016.

Reportable Segments

We have two reportable segments, with activities related to owning and operating multifamily properties and originating preferred equity investments in multifamily properties. We organize and analyze the operations and results of each of these segments independently, due to inherently different considerations for each segment. For more information regarding our reportable segments, see Note 3 to our consolidated financial statements.

Real Estate Investments

Upon acquisition of real estate investments from unrelated third parties, in accordance with FASB ASC 805, Business Combinations (“FASB ASC 805”), the purchase price of a property is allocated to land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets. The purchase price allocation, which is determined using inputs that are classified within Level 3 of the fair value hierarchy established by FASB ASC 820, Fair Value Measurement and Disclosures (see “Fair Value Measurements” below), is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, legal and other related costs. Upon our adoption of ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business (“ASU 2017-01”), on January 1, 2017, as discussed below in “Recent Accounting Pronouncements,” we believe most future transaction costs relating to the acquisition of real estate investments will be capitalized. Prior to our adoption of ASU 2017-01, transaction costs associated with the acquisition of real estate investments were expensed as incurred. Preferred equity investments are recorded at the value invested by us at the date of origination and accounted for under the equity method of accounting.

If any debt is assumed in an acquisition, the difference between the fair value, which is estimated using inputs that are classified within Level 2 of the fair value hierarchy, and the face value of the debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed.

Real estate assets, including land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of our real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Buildings	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
Intangible lease assets	6 months

Impairment

Real estate assets are reviewed for impairment periodically whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, we will evaluate the recoverability of such real estate asset based on estimated future cash flows and the estimated liquidation value of such real estate asset, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

We consider various factors to determine if a decrease in the value of our equity method investments is other-than-temporary. These factors include, but are not limited to, age of the investment, our intent and ability to retain our investment in the entity, the financial condition and long-term prospects of the entity, and the relationships with the other joint venture partners and its lenders. After determining an other-than-temporary decrease in the value of an equity method investment has occurred, we estimate the fair value of our investment by estimating the proceeds we would receive upon a hypothetical liquidation of the investment at the date of measurement.

For the years ended December 31, 2016 and 2015, we did not record any impairment charges related to real estate assets or equity method investments.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy):

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. We utilize an independent third party to perform the allocation of value analysis for each property acquisition and have established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments are fair and consistent as of the measurement date.

Equity in Income

We recognize equity in income earned on a stated investment return from preferred equity investments we originate. Equity in income on our preferred equity investments is recorded under the equity method of accounting. We do not accrue a receivable for our equity in income earned on our preferred equity investments if there is a reason to doubt our ability to collect such income.

Organization and Offering Expenses

Organization and offering expenses include all expenses (other than selling commissions, the dealer manager fee and the distribution fee) to be paid by us in connection with the Offering. Organization and offering expenses are initially paid by the Advisor and its affiliates and are reimbursed by us with certain limitations discussed below. Organization and offering expenses include, but are not limited to: (1) legal, accounting, printing, mailing and filing fees; (2) charges of our escrow agent and transfer agent; and (3) due diligence expense reimbursements to participating broker-dealers.

Organization expenses, when recognized, are expensed by us on the accompanying consolidated statements of operations and comprehensive loss. Offering costs, when recognized, are treated as a reduction of the total proceeds. Until recognized, these expenses are deferred and will be paid to the Advisor and its affiliates from the proceeds of the Offering, but only to the extent the reimbursement would not exceed 1.0% of the gross offering proceeds. The Advisor is responsible for the payment of organization and offering expenses we incur in excess of 1.0% of the gross offering proceeds.

Noncontrolling Interests

Noncontrolling interests are comprised of our joint venture partners’ interests in the joint venture in the multifamily property that we consolidate. We report our joint venture partners’ interests in our consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. We record these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investment’s net income or loss and equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder based on its economic ownership percentage.

Recent Accounting Pronouncements

Section 107 of the Jumpstart Our Business Startups Act (the “JOBS Act”) provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have elected to “opt out” of such extended transition period. Therefore, we intend to comply with new or revised accounting standards on the applicable dates on which the adoption of standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”). The amendments in ASU 2015-01 eliminate from GAAP the concept of extraordinary items. Although the amendment will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. We implemented the provisions of ASU 2015-01 as of January 1, 2016, which did not have a material impact on our consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a VIE, and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. ASU 2015-02 also significantly changes how to evaluate voting rights for entities that are not similar to limited partnerships when determining whether the entity is a VIE, which may affect entities for which the decision making rights are conveyed through a contractual arrangement. We implemented the provisions of ASU 2015-02 as of January 1, 2016, as more fully described in Note 2 to the accompanying consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest – Imputation of Interest (“ASU 2015-03”), which changes the way reporting enterprises record debt issuance costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”). ASU 2015-15 supplements the requirements of ASU 2015-03 by allowing an entity to defer and present debt issuance costs related to a line of credit arrangement as an asset and subsequently amortize the deferred costs ratably over the term of the line of credit arrangement. We implemented the provisions of ASU 2015-03 and ASU 2015-15 as of January 1, 2016, which did not have a material impact on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern, and to provide disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for annual periods in fiscal years ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. We implemented the provisions of ASU 2014-15 as of December 31, 2016, which did not have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which clarifies the presentation of restricted cash in the statements of cash flows. Under ASU 2016-18, restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. We adopted ASU 2016-18 during the three months ended December 31, 2016 on a retrospective basis. As a result, net cash provided by operating activities increased by $0.1 million in the year ended December 31, 2015. Net cash used in investing activities decreased by $0.2 million in the year ended December 31, 2015. Beginning-of-period cash and restricted cash increased by $0.4 million in 2016 (see Note 2 to the accompanying consolidated financial statements).

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends several aspects of the accounting for share-based payment transactions, including the income tax consequences, accrual of compensation cost, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual and interim periods in fiscal years beginning after December 15, 2016. The amendments in this standard must be applied prospectively, retrospectively, or as of the beginning of the earliest comparative period presented in the year of adoption, depending on the type of amendment. We will implement the provisions of ASU 2016-09 as of January 1, 2017 and have determined the new standard will not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, which clarifies the definition of a business and provides further guidance for evaluating whether a transaction will be accounted for as an acquisition of an asset or a business. ASU 2017-01 provides a test to determine when a set of assets and activities acquired is not a business. When substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. Under the updated guidance, an acquisition of a single property will likely be treated as an asset acquisition as opposed to a business combination and associated transaction costs will be capitalized rather than expensed as incurred. Additionally, assets acquired, liabilities assumed, and any noncontrolling interest will be measured at their relative fair values. ASU 2017-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017, with early adoption permitted. The amendments in this standard must be applied prospectively. We will implement the provisions of ASU 2017-01 as of January 1, 2017 and have determined the new standard will not have a material impact on our consolidated financial statements. We believe most of our future acquisitions of properties will qualify as asset acquisitions and most future transaction costs associated with these acquisitions will be capitalized.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2017. We will implement the provisions of ASU 2014-09 as of January 1, 2018 at which time we expect to adopt the updated standard using the modified retrospective approach. However, as the majority of our revenue is from rental income related to leases, we do not expect ASU 2014-09 to have a material impact on our consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which changes certain recognition, measurement, presentation, and disclosure requirements for financial instruments. ASU 2016-01 requires all equity investments, except those accounted for under the equity method of accounting or resulting in consolidation, to be measured at fair value with changes in fair value recognized in net income. ASU 2016-01 also simplifies the impairment assessment for equity investments without readily determinable fair values, amends the presentation requirements for changes in the fair value of financial liabilities, requires presentation of financial instruments by measurement category and form of financial asset, and eliminates the requirement to disclose the methods and significant assumptions used in estimating the fair value of financial instruments. ASU 2016-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. We will implement the provisions of ASU 2016-01 as of January 1, 2018. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 addresses specific cash flow items with the objective of reducing existing diversity in practice, including the treatment of distributions received from equity method investees. ASU 2016-15 is effective for annual and interim periods in fiscal years beginning after December 15, 2017 and must be applied retrospectively to all periods presented; early adoption is permitted. We will implement the provisions of ASU 2016-15 as of January 1, 2018 and have determined the new standard will not have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard amends the existing lease accounting guidance and requires lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of one year or less) on their balance sheets. Lessees will continue to recognize lease expense in a manner similar to current accounting. For lessors, accounting for leases under the new guidance is substantially the same as in prior periods, but eliminates current real estate-specific provisions and changes the treatment of initial direct costs. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparable period presented, with an option to elect certain transition relief. Full retrospective application is prohibited. The standard will be effective for us on January 1, 2019, with early adoption permitted. Based on a preliminary assessment, we expect most of our operating lease commitments will be subject to the new guidance and recognized as operating lease liabilities and right-of-use assets upon adoption, resulting in an immaterial increase in the assets and liabilities on our consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The standard requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, held-to-maturity debt securities, loans and other financial instruments, and to present the net amount of the financial instrument expected to be collected. The updated standard will be effective for us on January 1, 2020; early adoption is permitted on January 1, 2019. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.

Inflation

Consistent with the multifamily property focus, the majority of the leases we enter into for multifamily apartment homes are for terms of typically one year or less. These terms provide us with maximum flexibility to implement rental increases when the market will bear such increases and may provide us with a hedge against inflation.

Valuation Guidelines; Calculation of NAV

Pursuant to rules recently promulgated by FINRA effective as of April 11, 2016, since we have not yet disclosed an estimated NAV per share, our stockholders’ customer account statements will include a value per share that is equal to the public offering price less all up-front underwriting compensation and certain organization and offering expenses. If we provide an estimated NAV prior to the conclusion of the Offering, the Board may determine to modify the public offering price, including the price at which shares are offered through our DRIP, to reflect the estimated per share NAV. We are not required to provide an estimated NAV based on the value of our assets until August 21, 2018, which is 150 days following the second anniversary of the date we broke escrow in the Offering (the “NAV Pricing Date”). Prior to providing an estimated NAV based on a valuation of our assets, the per share values that we report will not reflect the proceeds our stockholders would receive upon liquidation or upon the sale of their shares. Furthermore, in the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A shares and Class T shares ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. The NAV will be calculated on a company-wide basis, with any adjustments to Class A or Class T shares made subsequent to such company-wide calculation. For purposes of calculating NAV, we intend to use the most recent price paid to acquire the applicable class of shares in the primary offering (ignoring purchase price discounts for certain categories of purchasers) as the estimated per share value of our shares until the Board determines our NAV. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. If we provide an estimated NAV prior to the conclusion of the Offering, the Board may determine to modify the public offering price to reflect the estimated per share NAV.

Prior to August 21, 2018, which is 150 days following the second anniversary of the date we broke escrow in the Offering (or earlier if the Board so directs or applicable regulations require), we are required to provide an initial estimated NAV per share of each class of our common stock based on the value of our assets. We will provide an update of the initial estimated NAV as of the end of each completed fiscal quarter (or fiscal year, in the case of a quarter ending at a fiscal year-end) thereafter. Once we are required to provide an estimated NAV per share, our NAV will be determined by the Board based on the input of the Advisor, our audit committee and, if engaged by the Board, one or more independent valuation firms. We intend to base our calculation of estimated NAV on the values of our assets and liabilities, without ascribing additional value to our enterprise or the going concern of our business. We expect that the values of our assets and liabilities will reflect the specific terms of our investments and our indebtedness, as well as conditions prevailing in the real estate, credit and broader financial markets. In addition, on a quarterly basis, management will update our NAV to reflect changes in the fair value of our indebtedness, estimated asset disposition costs (including estimates of fees payable to the Advisor and its affiliates), and our other net assets and liabilities. In general, after the NAV Pricing Date, we expect to report our quarterly estimated NAV in filings with the SEC and on our website.

Updated Financial Information

The following financial pages should be read in conjunction with the financial pages beginning on page F-1 of the prospectus.

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

NexPoint Multifamily Capital Trust, Inc.:

We have audited the accompanying consolidated balance sheets of NexPoint Multifamily Capital Trust, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes to the consolidated financial statements. In connection with our audits of the consolidated financial statements, we also audited the financial statement Schedule III - Real Estate and Accumulated Depreciation. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NexPoint Multifamily Capital Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Dallas, Texas
March 27, 2017

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
		See Note 2
ASSETS
Operating Real Estate Investments
Land (including from VIEs of $5,080 and $5,080, respectively)	$5,080	$5,080
Buildings and improvements (including from VIEs of $35,432 and $34,839, respectively)	35,432	34,839
Intangible lease assets (including from VIEs of $0 and $1,004, respectively)	—	1,004
Construction in progress (including from VIEs of $44 and $43, respectively)	44	43
Furniture, fixtures and equipment (including from VIEs of $1,013 and $397, respectively)	1,013	397

Total Gross Operating Real Estate Investments	41,569	41,363
Accumulated depreciation and amortization (including from VIEs of $1,927 and $1,328, respectively)	(1,927)	(1,328)

Total Net Operating Real Estate Investments	39,642	40,035
Cash and cash equivalents (including from VIEs of $282 and $401, respectively)	456	601
Restricted cash (including from VIEs of $227 and $368, respectively)	227	368
Accounts receivable (including from VIEs of $39 and $16, respectively)	164	25
Prepaid and other assets (including from VIEs of $23 and $32, respectively)	87	32
Preferred equity investment	5,250	—

TOTAL ASSETS	$45,826	$41,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage payable, net (including from VIEs of $26,745 and $26,697, respectively)	26,745	26,697
Credit facility, net	10,944	10,000
Accounts payable and other accrued liabilities (including from VIEs of $171 and $108, respectively)	851	267
Accrued real estate taxes payable (including from VIEs of $193 and $179, respectively)	193	179
Accrued interest payable (including from VIEs of $58 and $50, respectively)	58	50
Security deposit liability (including from VIEs of $65 and $72, respectively)	65	72
Prepaid rents (including from VIEs of $47 and $30, respectively)	47	30
Distributions payable	52	—
Due to affiliates	227	667

Total Liabilities	39,182	37,962

Stockholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2016 and 2015	—	—
Class A Common stock, $.01 par value; 500,000,000 shares authorized; 975,824 and 457,005 shares issued and outstanding as of December 31, 2016 and 2015, respectively	10	5
Class T Common stock, $.01 par value; 500,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2016 and 2015	—	—
Additional paid-in capital	9,483	4,195
Accumulated deficit	(3,471)	(1,764)
Accumulated other comprehensive loss	(25)	(18)
Noncontrolling interests	647	681

Total Stockholders’ Equity	6,644	3,099

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$45,826	$41,061

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the Year Ended December 31,
	2016	2015	2014
Revenues
Rental income	$3,441	$1,380	$—
Other income	443	124	—

Total revenues	3,884	1,504	—

Expenses
Property operating expenses	897	381	—
Acquisition costs	—	147	—
Real estate taxes and insurance	443	174	—
Property management fees (related party)	116	45	—
Asset management fees (related party)	273	—	—
Corporate general and administrative expenses	1,084	337	—
Fees to affiliates	—	396	—
Organization expenses	41	—	—
Property general and administrative expenses	148	77	—
Depreciation and amortization	1,603	1,328	—

Total expenses	4,605	2,885	—

Operating loss	(721)	(1,381)	—
Interest expense	(1,511)	(429)	—
Equity in income of preferred equity investments	727	—	—

Net loss	(1,505)	(1,810)	—
Net loss attributable to noncontrolling interests	(2)	(46)	—

Net loss attributable to common stockholders	$(1,503)	$(1,764)	$—

Other comprehensive loss
Unrealized losses on interest rate cap	(7)	(19)	—

Total comprehensive loss	(1,512)	(1,829)	—
Comprehensive loss attributable to noncontrolling interests	(2)	(47)	—

Comprehensive loss attributable to common stockholders	$(1,510)	$(1,782)	$—

Weighted average Class A shares outstanding - basic (see Note 2)	678	200	22

Weighted average Class A shares outstanding - diluted (see Note 2)	687	200	22

Loss per Class A share - basic and diluted (see Note 2)	$(2.22)	$(8.82)	$—

Distributions declared per Class A share	$0.251	$—	$—

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Preferred Stock		Class A Common Stock		Class T Common Stock				Accumulated
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid- in Capital	Accumulated Deficit	Other Comprehensive Loss	Noncontrolling Interests	Total Stockholders’ Equity
Balances, January 1, 2014	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of Class A common stock			22	—			200	—	—	—	200

Balances, December 31, 2014	—	$—	22	$—	—	$—	$200	$—	$—	$—	$200
Issuance of Class A common stock			435	5			$3,995	—	—	—	4,000
Contributions by noncontrolling interests							—	—	—	737	737
Distributions / Dividends							—	—	—	(9)	(9)
Other comprehensive loss							—	—	(18)	(1)	(19)
Net loss							—	(1,764)	—	(46)	(1,810)

Balances, December 31, 2015 (see Note 2)	—	$—	457	$5	—	$—	$4,195	$(1,764)	$(18)	$681	$3,099
Issuance of Class A common stock			519	5			4,771	—	—	—	4,776
Commissions on sales of Class A common stock and related dealer manager fees to affiliates							(5)	—	—	—	(5)
Amortization of stock-based compensation							21	—	—	—	21
Contribution by Advisor for operating expenses							501	—	—	—	501
Distributions / Dividends							—	(204)	—	(32)	(236)
Other comprehensive loss							—	—	(7)	—	(7)
Net loss							—	(1,503)	—	(2)	(1,505)

Balances, December 31, 2016	—	$—	976	$10	—	$—	$9,483	$(3,471)	$(25)	$647	$6,644

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(1,505)	$(1,810)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,603	1,328	—
Equity in income of preferred equity investments	(727)	—	—
Distributions from unconsolidated real estate joint ventures	727	—	—
Amortization of deferred financing costs	192	20	—
Amortization of stock-based compensation	21	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(114)	(25)	—
Prepaid and other assets	(62)	14	—
Accounts payable and other accrued liabilities	571	277	—
Due to affiliates	61	667	—

Net cash provided by operating activities	767	471	—

Cash flows from investing activities
Preferred equity investment originations	(11,250)	—	—
Preferred equity investment redemption	6,000	—	—
Additions to operating real estate investment	(1,165)	(120)	—
Acquisition of operating real estate investment	—	(40,961)	—

Net cash used in investing activities	(6,415)	(41,081)	—

Cash flows from financing activities
Mortgage proceeds received	—	26,919	—
Credit facility proceeds received	19,386	10,000	—
Credit facility payments	(18,386)	—	—
Proceeds from issuance of common stock	4,611	4,000	200
Payments of commissions on sale of Class A common stock and related dealer manager fees	(5)	—	—
Deferred financing fees paid	(200)	(242)	—
Interest rate cap fees paid	—	(26)	—
Distributions to Class A common stockholders	(12)	—	—
Contributions from noncontrolling interests	—	737	—
Distributions to noncontrolling interests	(32)	(9)	—

Net cash provided by financing activities	5,362	41,379	200

Net increase (decrease) in cash and restricted cash	(286)	769	200
Cash and restricted cash, beginning of period	969	200	—

Cash and restricted cash, end of period	$683	$969	$200

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2016	2015	2014
Supplemental Disclosure of Cash Flow Information
Interest paid	$1,311	$359	$—
Supplemental Disclosure of Noncash Investing and Financing Activities
Increase in distributions payable	52	—	—
Increase in amounts receivable from transfer agent	25	—	—
Capitalized construction costs included in accounts payable and other accrued liabilities	45	43	—
Change in fair value on derivative instruments designated as hedges	7	19	—
Distributions paid to Class A common stockholders through common stock issuances pursuant to the distribution reinvestment plan	140	—	—
Noncash contribution by Advisor	501	—	—
Liabilities assumed from acquisition	—	278	—
Other assets acquired from acquisition	—	39	—

See Notes to Consolidated Financial Statements

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

NexPoint Multifamily Capital Trust, Inc. (the “Company”) was incorporated on November 12, 2013 as a Maryland corporation, and intends to elect to be taxed as a real estate investment trust (“REIT”) unless it does not meet the qualifications to be taxed as a REIT. The Company is externally managed by NexPoint Real Estate Advisors II, L.P. (the “Advisor”) pursuant to an advisory agreement, as amended, dated August 10, 2015 and renewed on August 10, 2016 (the “Advisory Agreement”). Substantially all of the Company’s assets are owned by NexPoint Multifamily Operating Partnership, L.P. (the “OP”), the Company’s operating partnership. The Company is the sole general partner and a limited partner of the OP. The special limited partner of the OP is the Advisor.

The Company’s primary investment objectives are to provide current income for stockholders through the payment of cash distributions, preserve and return stockholders’ capital contributions and realize capital appreciation on the Company’s assets. All assets may be acquired and operated by the Company alone or jointly with another party.

The Company is offering for sale a maximum of $1.1 billion of common stock, $0.01 par value per share (the “Offering”), which consists of $1.0 billion in shares of common stock in the Company’s primary offering and $100 million in shares of common stock pursuant to the Company’s distribution reinvestment plan (the “DRIP”). The initial offering price for the shares sold in the primary offering is $10.00 per Class A share of common stock and $9.58 per Class T share of common stock. The initial offering price for the shares sold in the DRIP is $9.50 per Class A share of common stock and $9.10 per Class T share of common stock. The Company reserves the right to reallocate the shares of common stock it is offering between the primary offering and the DRIP. The offering is being conducted on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (Registration No. 333-200221) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Highland Capital Funds Distributor, Inc. (the “Dealer Manager”), an entity under common ownership with the Advisor, serves as the dealer manager of the Offering.

The Company will provide its stockholders with an initial estimated net asset value (“NAV”) per share of each class of its common stock based on a valuation as of a date no later than 150 days from March 24, 2018, or the second anniversary of the date the Company broke escrow in the Offering, although the Company may provide an estimated NAV based on a valuation prior to such date. If the Company provides an estimated NAV on a date prior to the conclusion of the Offering (the “NAV pricing date”), the Company’s board of directors (the “Board”) may determine to modify the public offering price to reflect the estimated per share NAV. After the NAV pricing date, the per share purchase price in the Offering will vary quarterly and will be equal to the per share NAV plus applicable commissions and fees.

Substantially all of the net proceeds of the Offering are used to directly or indirectly acquire, own, operate and selectively develop well-located “core” and “core-plus” multifamily properties in large cities and suburban markets of large cities, primarily in the Southeastern and Southwestern United States. The Company also originates preferred equity investments with operators of well-located “core” and “core-plus” multifamily properties. Investing in both direct property investments and preferred equity investments is designed to minimize potential losses during market downturns and maximize risk adjusted total returns to the Company’s stockholders in all market cycles. To the extent practical, the Company implements a modest value-add component on “core-plus” properties that consists, on average, of investing $1,000 - $4,000 per unit in the first 24-36 months of ownership, in an effort to add value to the asset’s exterior and interior. The Company’s modest value-add program is implemented at the direction and supervision of the Advisor. The Company may also seek to invest in multifamily housing debt and mezzanine debt in situations where the risk/return correlation is more attractive than direct investments in common equity and originations of preferred equity investments. The Company may also invest in common and preferred stock of both publicly traded and private real estate companies. As of December 31, 2016, the Company owned one multifamily property and had one preferred equity investment in a multifamily property.

Pursuant to the terms of the Offering, offering proceeds were held in an escrow account until the Company raised the minimum offering amount of $2.0 million (the “Minimum Offering Requirement”). On March 24, 2016, the Company met the Minimum Offering Requirement and the proceeds held in escrow were released to the Company, thus allowing the Company to commence material operations. As of December 31, 2016, the Company had received a total of $4.8 million of gross offering proceeds, including approximately $139,700 of distributions reinvested through the DRIP.

On April 7, 2016, the Company acquired from Highland Capital Management, L.P., the Company’s sponsor (the “Sponsor”), the Sponsor’s indirect 95% interest (valued at approximately $39.6 million) in a 330-unit multifamily residential community located in Phoenix, Arizona, known as Estates on Maryland (“Estates”). The Sponsor contributed Estates to the Company at the original cost to the Sponsor of approximately $39.6 million, less assumed debt encumbering the property, in exchange for approximately 434,783 shares of the Company’s Class A common stock, $0.01 par value, at $9.20 per share, reflecting the fact that selling commissions and dealer manager fees were not paid in connection with the sale. The Company, pursuant to the agreement entered into for the acquisition of Estates (the “Contribution Agreement”), then transferred the acquired interests to the OP in exchange for approximately 434,783 partnership units in the OP.

As of December 31, 2016, the Company had issued 953,602 shares of Class A common stock in the Offering, including 14,709 shares of Class A common stock issued pursuant to the DRIP.

As the Company accepts subscriptions and issues shares of its common stock in the Offering, the Company will transfer substantially all of its acquired interests in investments to the OP as a contribution in exchange for partnership units and the Company’s percentage ownership in the OP will increase proportionately.

2. Summary of Significant Accounting Policies

Common Control

The contribution of Estates by the Sponsor was accounted for as a combination of entities under common control; therefore, the Company accounted for the acquisition at historical cost in a manner similar to the pooling of interest method. Information included in the accompanying consolidated financial statements is presented as if Estates had been combined throughout the periods presented in which common control existed; the amounts included relating to Estates were determined in accordance with GAAP. As such, the acquisition of Estates by the Company was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015 (the “Original Acquisition Date”). The Company incurred acquisition fees of approximately $0.4 million payable to the Advisor for the acquisition of Estates, which are deemed to have been incurred on the Original Acquisition Date (see Note 10). Therefore, the accompanying consolidated financial statements are presented reflecting the acquisition of Estates as if it occurred on the Original Acquisition Date, rather than on April 7, 2016, the date on which the Company actually acquired Estates from the Sponsor. The following table reflects the recasting adjustments, as presented herein, to the Company’s consolidated balance sheet as of December 31, 2015, as filed on Form 10-K with the SEC on March 25, 2016 (in thousands):

	December 31, 2015
	As Previously Filed	Recasting Adjustments	As Presented
ASSETS
Net Operating Real Estate Investments	$—	$40,035	$40,035
Cash and cash equivalents	200	401	601
Other assets	—	425	425

TOTAL ASSETS	$200	$40,861	$41,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage payable, net	—	26,697	26,697
Credit facility, net	—	10,000	10,000
Accounts payable and other accrued liabilities	65	533	598
Due to affiliates	272	395	667

Total Liabilities	337	37,625	37,962

Total Stockholders’ Equity (Deficit)	(137)	3,236	3,099

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$200	$40,861	$41,061

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements of the Company were prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. The accompanying consolidated financial statements include the accounts of the Company and the OP and its subsidiaries. Because the Company is the sole general partner and a limited partner of the OP and has unilateral control over its management and major operating decisions (even if additional limited partners are admitted to the OP), the accounts of the OP are consolidated in the Company’s consolidated financial statements. The Company consolidates entities in which it controls more than 50% of the voting equity. Investments in real estate joint ventures over which the Company has the ability to exercise significant influence, but for which it does not have financial or operating control, are accounted for using the equity method of accounting. The Company has one investment accounted for using the equity method of accounting that is reflected on the accompanying consolidated financial statements as “Preferred equity investment.” All intercompany balances and transactions are eliminated in consolidation.

In addition, the Company evaluates relationships with other entities to identify whether there are variable interest entities (“VIEs”) as required by FASB ASC 810, Consolidation (“FASB ASC 810”), and to assess whether the Company is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FASB ASC 810.

On January 1, 2016, the Company adopted Accounting Standards Update (“ASU”) No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which amends the current consolidation guidance affecting both the VIE and voting interest entity (“VOE”) consolidation models. The standard does not add or remove any of the characteristics in determining if an entity is a VIE or VOE, but rather enhances the way the Company assesses some of these characteristics. The OP meets the criteria as a VOE; and as the Company holds a majority of the voting interest of the OP, the Company consolidates the OP. Substantially all of the Company’s assets and liabilities represent those assets and liabilities of the OP. All of the Company’s debt is an obligation of the OP.

In the opinion of the Company’s management, the accompanying consolidated financial statements include all adjustments and eliminations, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. The financial statements of the Company’s subsidiaries are prepared using accounting policies consistent with those of the Company. There have been no significant changes to the Company’s significant accounting policies during the year ended December 31, 2016.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments

Upon acquisition of real estate investments except from related parties, in accordance with FASB ASC 805, Business Combinations, the purchase price of a property is allocated to land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets. The purchase price allocation, which is determined using inputs that are classified within Level 3 of the fair value hierarchy established by FASB ASC 820, Fair Value Measurement and Disclosures (“ASC 820”) (see “Fair Value Measurements” below), is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, legal and other related costs. Upon the Company’s adoption of ASU No. 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business (“ASU 2017-01”), on January 1, 2017, as discussed below in “Recent Accounting Pronouncements,” the Company believes most future transaction costs relating to the acquisition of real estate investments will be capitalized. Prior to the Company’s adoption of ASU 2017-01, transaction costs associated with the acquisition of real estate investments were expensed as incurred. Preferred equity investments are recorded at the value invested by the Company at the date of origination and accounted for under the equity method of accounting.

If any debt is assumed in an acquisition, the difference between the fair value, which is estimated using inputs that are classified within Level 2 of the fair value hierarchy, and the face value of the debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed.

Real estate assets, including land, buildings, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Buildings	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
Intangible lease assets	6 months

Impairment

Real estate assets are reviewed for impairment periodically whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, the Company will evaluate the recoverability of such real estate asset based on estimated future cash flows and the estimated liquidation value of such real estate asset, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value.

The Company considers various factors to determine if a decrease in the value of its equity method investments is other-than-temporary. These factors include, but are not limited to, age of the investment, the Company’s intent and ability to retain its investment in the entity, the financial condition and long-term prospects of the entity, and the relationships with the other joint venture partners and its lenders. After determining an other-than-temporary decrease in the value of an equity method investment has occurred, the Company estimates the fair value of its investment by estimating the proceeds the Company would receive upon a hypothetical liquidation of the investment at the date of measurement.

For the years ended December 31, 2016 and 2015, the Company did not record any impairment charges related to real estate assets or equity method investments.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. There are no restrictions on the use of the Company’s cash balance.

Restricted Cash

Restricted cash is comprised of security deposits, operating escrows, and renovation value-add reserves. Security deposits are held until they are due to tenants and are credited against the balance. Operating escrows are required and held by the joint venture’s first mortgage lender(s) for items such as real estate taxes, insurance, and required repairs. Lender held escrows are released back to the joint venture upon the borrower’s proof of payment of such expenses. Renovation value-add reserves are funds identified to finance the Company’s value-add renovations at its properties and are not required to be held in escrow by a third party. The Company may reallocate these funds, at its discretion, to pursue other investment opportunities. The following is a summary of the restricted cash held as of December 31, 2016 and 2015 (in thousands):

	December 31, 2016	December 31, 2015
Security deposits	$65	$72
Operating escrows	162	68
Renovation value-add reserves	—	228

	$227	$368

Deferred Financing Costs

The Company defers costs incurred in obtaining financing and amortizes the costs over the terms of the related loans using the straight-line method, which approximates the effective interest method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to interest expense. Deferred financing costs, net of amortization, of $0.2 million and $0.2 million, are recorded as a deduction from mortgage payable on the accompanying consolidated balance sheets as of December 31, 2016 and 2015, respectively. Deferred financing costs, net of amortization, of $0.1 million are recorded as a deduction from the debt related to the Company’s credit facility on the accompanying consolidated balance sheet as of December 31, 2016. The Company did not have any deferred financing costs related to its credit facility as of December 31, 2015. Amortization of deferred financing costs, of $0.2 million and less than $0.1 million, is included in interest expense on the accompanying consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015, respectively.

Noncontrolling Interests

Noncontrolling interests are comprised of the Company’s joint venture partners’ interests in the joint venture in the multifamily property that the Company consolidates. The Company reports its joint venture partners’ interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. The Company records these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investment’s net income or loss and equity contributions and distributions. These noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder based on its economic ownership percentage.

Accounting for Joint Ventures

The Company accounts for subsidiary partnerships, joint ventures and other similar entities in which it holds an ownership interest in accordance with FASB ASC 810. The Company first evaluates whether each entity is a VIE. Under the VIE model, the Company consolidates an entity when it has the power to direct the activities of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Under the voting model, the Company consolidates an entity when it controls the entity through ownership of a majority voting interest.

Revenue Recognition

The Company’s primary operations consist of rental income earned from its residents under lease agreements with terms of typically one year or less. Rental income is recognized when earned. This policy effectively results in rental income recognition on the straight-line method over the related terms of the leases. Resident reimbursements and other income consist of charges billed to residents for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Equity in Income

The Company recognizes equity in income earned on a stated investment return from preferred equity investments it originates. Equity in income on the Company’s preferred equity investments is recorded under the equity method of accounting. The Company does not accrue a receivable for its equity in income earned on its preferred equity investments if there is a reason to doubt the Company’s ability to collect such income.

Asset Management & Property Management Services

Asset management fee and property management fee expenses are recognized when incurred in accordance with the Advisory Agreement and the property management agreement, respectively (see Note 10).

Organization and Offering Expenses

Organization and offering expenses include all expenses (other than selling commissions, the dealer manager fee and the distribution fee) to be paid by the Company in connection with the Offering. Organization and offering expenses are initially paid by the Advisor and its affiliates and are reimbursed by the Company with certain limitations discussed below. Organization and offering expenses include, but are not limited to: (1) legal, accounting, printing, mailing and filing fees; (2) charges of the Company’s escrow agent and transfer agent; and (3) due diligence expense reimbursements to participating broker-dealers.

Organization expenses, when recognized, are expensed by the Company on the accompanying consolidated statements of operations and comprehensive loss. Offering costs, when recognized, are treated as a reduction of the total proceeds. Until recognized, these expenses are deferred and will be paid to the Advisor and its affiliates from the proceeds of the Offering, but only to the extent the reimbursement would not exceed 1.0% of the gross offering proceeds. The Advisor is responsible for the payment of organization and offering expenses the Company incurs in excess of 1.0% of the gross offering proceeds.

Operating Expenses

Operating expenses include, but are not limited to, payments of reimbursements to the Advisor and its affiliates for operating expenses paid on behalf of the Company, audit, legal, filing and tax fees, directors’ and officers’ liability insurance and Board fees. For more information on operating expenses and reimbursements to the Advisor and its affiliates, see Note 10.

Fees to Affiliates

Fees to affiliates include, but are not limited to, acquisition and disposition fees paid to our Advisor on qualifying assets that are acquired or sold, subject to certain limitations. For more information on fees to affiliates, see Note 10.

Income Taxes

The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and expects to qualify as a REIT. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including requirements to pass the “closely-held test” (see Item 1A. “Risk Factors — If we fail to raise sufficient capital, we may violate the “closely-held test” and fail to qualify as a REIT.”) and to distribute annually at least 90% of its “REIT taxable income,” as defined by the Code, to its stockholders. As a REIT, the Company will be subject to federal income tax on its undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions it pays with respect to any calendar year are less than the sum of (a) 85% of its ordinary income, (b) 95% of its capital gain net income and (c) 100% of its undistributed income from prior years. The Company intends to operate in such a manner so as to qualify as a REIT, including creating taxable REIT subsidiaries to hold assets that generate income that would not be consistent with the rules applicable for qualification as a REIT if held directly by the REIT, but no assurance can be given that the Company will operate in a manner so as to qualify as a REIT. If the Company believes it will not qualify to be taxed as a REIT, it will not make an election to be taxed as a REIT.

If the Company were to fail to meet these requirements, it could be subject to federal income tax on all of its taxable income at regular corporate rates for that year. The Company would not be able to deduct distributions paid to stockholders in any year in which it fails to qualify as a REIT. Additionally, the Company will also be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost unless it is entitled to relief under specific statutory provisions.

The Company evaluates the accounting and disclosure of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” (greater than 50 percent probability) of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The Company’s management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The Company has no examinations in progress and none are expected at this time.

If the Company does not meet the qualifications to be taxed as a REIT, it will be taxed as a corporation for U.S. federal income tax purposes. The Company believes there is a possibility it will not qualify to be taxed as a REIT for the 2016 tax year. As such, the Company provides for income taxes using the asset and liability method under ASC 740. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes its tax positions and evaluates them by determining whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company will determine the amount of benefit to recognize and record the amount that is more likely than not to be realized upon ultimate settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company had no material unrecognized tax benefit or expense, accrued interest or penalties as of December 31, 2016. The Company and its subsidiaries may be subject to federal income tax as well as income tax of various state and local jurisdictions. When applicable, the Company recognizes interest and/or penalties related to uncertain tax positions on its consolidated statements of operations and comprehensive loss.

Deferred Tax Assets

Deferred income taxes arise principally from temporary differences between book and tax recognition of income, expenses, and losses relating to financing and other transactions. As of December 31, 2016, the Company recognized a total deferred tax asset, net of valuation allowance, based on the fact that it may choose to not elect to be taxed as a REIT for the 2016 tax year. The deferred income taxes on the accompanying consolidated balance sheet at December 31, 2016 are comprised of the following (in thousands):

December 31, 2016
Net operating loss	$309
Partnership temporary differences	75
Unreimbursed expenses	32

Total deferred tax assets	416
Valuation allowance	(416)

Net deferred tax assets	$—

The valuation allowance at December 31, 2016 was primarily related to incurring cumulative net operating losses without generating sufficient future taxable income to recover the deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable losses and projections for future taxable income over the periods in which the deferred tax assets are deductible; management believes it is more likely than not that the Company will not realize the benefits of these deductible differences at December 31, 2016.

Acquisition Costs

Acquisition costs include costs incurred to acquire assets and are expensed upon acquisition. The amount of acquisition costs incurred depends on the specific circumstances of each closing and are one-time costs associated with each acquisition. Upon the Company’s adoption of ASU 2017-01 on January 1, 2017, as discussed below in “Recent Accounting Pronouncements,” the Company believes most future transaction costs relating to acquisition of operating properties will be capitalized.

Reportable Segments

The Company has two reportable segments, with activities related to owning and operating multifamily properties and originating preferred equity investments in multifamily properties. The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. For more information regarding the Company’s reportable segments, see Note 3.

Concentration of Credit Risk

The Company maintains cash balances with high quality financial institutions, including NexBank, SSB, an affiliate of the Advisor, and periodically evaluates the creditworthiness of such institutions and believes that the Company is not exposed to significant credit risk. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy):

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company utilizes an independent third party to perform the allocation of value analysis for each property acquisition and has established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments are fair and consistent as of the measurement date.

Per Share Data

On August 12, 2015, the SEC declared effective the Company’s registration statement on Form S-11 (Registration No. 333-200221) related to the Offering, as described above. The Company had no operating activities or earnings (loss) per share before August 12, 2015. In accordance with GAAP, the Company’s acquisition of Estates was determined to be a combination of entities under common control. As such, the acquisition of Estates by the Company (through the issuance of the Company’s Class A common stock) was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015. In the accompanying consolidated financial statements, operations are shown from the Original Acquisition Date, although the Company did not commence material operations until March 24, 2016, the date the Company met the Minimum Offering Requirement and broke escrow in the Offering, enabling it to commence material operations and reimburse the Advisor and its affiliates for certain expenses incurred on the Company’s behalf. Accordingly, the Company has presented basic and diluted earnings (loss) per share for the years ended December 31, 2016 and 2015. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted earnings (loss) per share is computed based on the weighted average number of shares of the Company’s common stock and all potentially dilutive securities, if any. Non-vested shares of the Company’s restricted Class A common stock give rise to potentially dilutive shares of the Company’s Class A common stock but such shares were excluded from the computation of diluted loss per share because such shares were anti-dilutive during the period. For the years ended December 31, 2016 and 2015, the Company incurred a loss per share, on a basic and diluted basis, of $2.22 and $8.82, respectively.

Recent Accounting Pronouncements

Section 107 of the Jumpstart Our Business Startups Act (the “JOBS Act”) provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company has elected to “opt out” of such extended transition period. Therefore, the Company intends to comply with new or revised accounting standards on the applicable dates on which the adoption of standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that the Company’s decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”). The amendments in ASU 2015-01 eliminate from GAAP the concept of extraordinary items. Although the amendment will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. The Company implemented the provisions of ASU 2015-01 as of January 1, 2016, which did not have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis (“ASU 2015-02”), which changes the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a VIE, and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE. ASU 2015-02 also significantly changes how to evaluate voting rights for entities that are not similar to limited partnerships when determining whether the entity is a VIE, which may affect entities for which the decision making rights are conveyed through a contractual arrangement. The Company implemented the provisions of ASU 2015-02 as of January 1, 2016, as more fully described in Note 2 to the accompanying consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest – Imputation of Interest (“ASU 2015-03”), which changes the way reporting enterprises record debt issuance costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements (“ASU 2015-15”). ASU 2015-15 supplements the requirements of ASU 2015-03 by allowing an entity to defer and present debt issuance costs related to a line of credit arrangement as an asset and subsequently amortize the deferred costs ratably over the term of the line of credit arrangement. The Company implemented the provisions of ASU 2015-03 and ASU 2015-15 as of January 1, 2016, which did not have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern, and to provide disclosures when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. ASU 2014-15 is effective for annual periods in fiscal years ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company implemented the provisions of ASU 2014-15 as of December 31, 2016, which did not have a material impact on its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which clarifies the presentation of restricted cash in the statements of cash flows. Under ASU 2016-18, restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Company adopted ASU 2016-18 during the three months ended December 31, 2016 on a retrospective basis. As a result, net cash provided by operating activities increased by $0.1 million in the year ended December 31, 2015. Net cash used in investing activities decreased by $0.2 million in the year ended December 31, 2015. Beginning-of-period cash and restricted cash increased by $0.4 million in 2016. The following is a summary of the Company’s cash and restricted cash total as presented in the consolidated statements of cash flows for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	December 31, 2016	December 31, 2015	December 31, 2014
Cash and cash equivalents	$456	$601	$200
Restricted cash	227	368	—

Total cash and restricted cash	$683	$969	$200

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends several aspects of the accounting for share-based payment transactions, including the income tax consequences, accrual of compensation cost, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual and interim periods in fiscal years beginning after December 15, 2016. The amendments in this standard must be applied prospectively, retrospectively, or as of the beginning of the earliest comparative period presented in the year of adoption, depending on the type of amendment. The Company will implement the provisions of ASU 2016-09 as of January 1, 2017 and has determined the new standard will not have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, which clarifies the definition of a business and provides further guidance for evaluating whether a transaction will be accounted for as an acquisition of an asset or a business. ASU 2017-01 provides a test to determine when a set of assets and activities acquired is not a business. When substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. Under the updated guidance, an acquisition of a single property will likely be treated as an asset acquisition as opposed to a business combination and associated transaction costs will be capitalized rather than expensed as incurred. Additionally, assets acquired, liabilities assumed, and any noncontrolling interest will be measured at their relative fair values. ASU 2017-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017, with early adoption permitted. The amendments in this standard must be applied prospectively. The Company will implement the provisions of ASU 2017-01 as of January 1, 2017 and has determined the new standard will not have a material impact on its consolidated financial statements. The Company believes most of its future acquisitions of properties will qualify as asset acquisitions and most future transaction costs associated with these acquisitions will be capitalized.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers – Deferral of the Effective Date, which amends ASU 2014-09 to defer the effective date by one year. The new standard is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018 at which time the Company expects to adopt the updated standard using the modified retrospective approach. However, as the majority of the Company’s revenue is from rental income related to leases, the Company does not expect ASU 2014-09 to have a material impact on its consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which changes certain recognition, measurement, presentation, and disclosure requirements for financial instruments. ASU 2016-01 requires all equity investments, except those accounted for under the equity method of accounting or resulting in consolidation, to be measured at fair value with changes in fair value recognized in net income. ASU 2016-01 also simplifies the impairment assessment for equity investments without readily determinable fair values, amends the presentation requirements for changes in the fair value of financial liabilities, requires presentation of financial instruments by measurement category and form of financial asset, and eliminates the requirement to disclose the methods and significant assumptions used in estimating the fair value of financial instruments. ASU 2016-01 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. The Company will implement the provisions of ASU 2016-01 as of January 1, 2018. The Company is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 addresses specific cash flow items with the objective of reducing existing diversity in practice, including the treatment of distributions received from equity method investees. ASU 2016-15 is effective for annual and interim periods in fiscal years beginning after December 15, 2017 and must be applied retrospectively to all periods presented; early adoption is permitted. The Company will implement the provisions of ASU 2016-15 as of January 1, 2018 and has determined the new standard will not have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard amends the existing lease accounting guidance and requires lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of one year or less) on their balance sheets. Lessees will continue to recognize lease expense in a manner similar to current accounting. For lessors, accounting for leases under the new guidance is substantially the same as in prior periods, but eliminates current real estate-specific provisions and changes the treatment of initial direct costs. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparable period presented, with an option to elect certain transition relief. Full retrospective application is prohibited. The standard will be effective for the Company on January 1, 2019, with early adoption permitted. Based on a preliminary assessment, the Company expects most of its operating lease commitments will be subject to the new guidance and recognized as operating lease liabilities and right-of-use assets upon adoption, resulting in an immaterial increase in the assets and liabilities on its consolidated balance sheets.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The standard requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, held-to-maturity debt securities, loans and other financial instruments, and to present the net amount of the financial instrument expected to be collected. The updated standard will be effective for the Company on January 1, 2020; early adoption is permitted on January 1, 2019. The Company is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

3. Segment Information

GAAP guidance requires that segment disclosures present the measure(s) used by the chief operating decision maker to decide how to allocate resources and for purposes of assessing such segments’ performance. The Company’s chief operating decision maker is comprised of several members of the Advisor’s investment committee who use several generally accepted industry financial measures to assess the performance of the business for its reportable operating segments.

The Company has two reportable segments, with activities related to owning and operating multifamily properties and originating preferred equity investments in multifamily properties. The Company’s operating multifamily properties segment generates rental income and other income through the operation of properties. The Company’s preferred equity investments segment earns equity in income on a stated investment return. The primary financial measure of segment profit and loss used by the chief operating decision maker is net operating income (“NOI”). NOI for the Company’s operating multifamily properties segment is defined as total revenues less total property operating expenses. NOI for the Company’s preferred equity investments segment is defined as equity in income of preferred equity investments less interest costs on debt used to finance such investments. Excluded from NOI for both of the Company’s reportable segments are: (1) asset management fees; (2) corporate general and administrative expenses; (3) fees to affiliates; (4) organization expenses; and (5) interest expense related to amortization of deferred financing costs. In addition to the aforementioned, excluded from NOI for the Company’s operating multifamily properties segment are: (1) certain property general and administrative expenses that are not reflective of the ongoing operations of the properties or are incurred on behalf of the Company at the properties; (2) depreciation and amortization; (3) interest costs on debt used to finance such acquisitions; and (4) equity in income of preferred equity investments.

The Company organizes and analyzes the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment and investment strategies and objectives. The Company has not presented its assets as of December 31, 2015 and results of operations for the year ended December 31, 2015 by reportable segment due to the fact that it did not originate any preferred equity investments during the year ended December 31, 2015. As a result, there is no meaningful comparison of the Company’s two reportable segments between the periods.

The following table presents the Company’s assets as of December 31, 2016 by reportable segment (in thousands):

December 31, 2016
ASSETS
Operating multifamily property	$40,213
Preferred equity investment	5,250
Other assets (1)	363

TOTAL ASSETS	$45,826

(1)	Other assets consist of cash and cash equivalents, accounts receivable, and prepaid and other assets held at the Company level.

The following table, which has not been adjusted for the effects of noncontrolling interests, reconciles the Company’s combined NOI for its reportable segments, as detailed in the tables below, for the year ended December 31, 2016 to net loss, the most directly comparable GAAP financial measure (in thousands):

For the Year Ended December 31, 2016
Operating multifamily property	$2,285
Preferred equity investments	506

Combined segment NOI	2,791

Adjustments to reconcile to net loss:
Asset management fees	273
Corporate general and administrative expenses	1,084
Organization expenses	41
Property general and administrative expenses (1)	5
Depreciation and amortization	1,603
Interest on debt - operating multifamily property (2)	1,098
Amortization of deferred financing costs	192

Net loss	$(1,505)

(1)	Adjustment to net loss that excludes expenses for NOI that are not reflective of the ongoing operations of the property or were incurred on behalf of the Company at the property for expenses such as legal and other professional fees.
(2)	Includes interest costs on debt of approximately $36.9 million used to acquire Estates.

The following table presents the total revenues, total property operating expenses and NOI for the Company’s operating multifamily properties segment for the year ended December 31, 2016 (in thousands):

Operating Multifamily Properties	For the Year Ended December 31, 2016
Revenues
Rental income	$3,441
Other income	443

Total revenues	3,884

Operating expenses
Property operating expenses	897
Real estate taxes and insurance	443
Property management fees (related party)	116
Property general and administrative expenses (1)	143

Total expenses	1,599

Segment NOI	$2,285

(1)	Excludes expenses that are not reflective of the ongoing operations of the property or are incurred on behalf of the Company at the property for expenses such as legal and other professional fees.

The following table presents the total equity in income of preferred equity investments, total interest costs on debt and NOI for the Company’s preferred equity investments segment for the year ended December 31, 2016 (in thousands):

Preferred Equity Investments	For the Year Ended December 31, 2016
Other income and expenses
Equity in income of preferred equity investments	$727
Interest on debt (1)	(221)

Segment NOI	$506

(1)	Includes interest costs on debt of approximately $9.25 million used to originate the Company’s preferred equity investments.

4. Acquisitions and Originations

As of December 31, 2016, through its consolidated and unconsolidated joint ventures, the Company holds investments in two multifamily properties. The following tables provide summary information regarding the Company’s acquisition and originations, which are either consolidated or accounted for under the equity method of accounting:

Operating Property Acquisition

				Effective Ownership Percentage at December 31,
Property Name	Location	Date Acquired		2016	2015
Estates on Maryland	Phoenix, Arizona	April 7, 2016	(1)	95%	95%

(1)	Estates was acquired from the Sponsor on April 7, 2016; however, as the acquisition was determined to be a combination of entities under common control, the acquisition was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015 (see Note 2).

In connection with its indirect equity investment in Estates, the Company, through the OP, directly holds a membership interest in a single-asset LLC that directly owns the property. This entity is deemed to be a VIE as the Company has disproportionate voting rights (in the form of substantive participating rights over all of the decisions that are made that most significantly affect economic performance) relative to the Company’s economic interests in the entity and substantially all of the activities of the entity are performed on the Company’s behalf. The Company is considered the primary beneficiary of the VIE as no single party meets both criteria to be the primary beneficiary, and the Company is the member of the related party group that has both the power to direct the activities that most significantly impact economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Within the related party group, the Company is the most closely associated to the VIE based on the purpose and design of the entity, the size of its ownership interests relative to the other investors, and the rights the Company holds with respect to the other investors’ equity interests, including the Company’s ability to preclude any transfers of its interests and ability to drag them along on the sale of the Company’s equity interest. This VIE is consolidated in the Company’s financial statements. The assets of this VIE can only be used to settle obligations of this entity, and the creditor of this entity has no recourse to the assets of other entities or the Company.

The other investors in Estates are BH Equities, LLC (“BH Equity”) and an affiliate of BH Equity. When this VIE was formed, BH Equity and its affiliate invested cash in the VIE and received a proportional share of the VIE. This VIE has a non-recourse mortgage that has standard scope non-recourse carve outs required by agency lenders and calls for protection by the borrower and the guarantor against losses by the lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy. An affiliate of BH Equity provided a non-recourse carve out guarantee for the mortgage indebtedness currently outstanding relating to the VIE.

Preferred Equity Investment Originations

Property Name	Location	Number of Units	Date Originated	Amount of Investment (in thousands)	Current Pay Rate	Accrued Pay Rate (1)	Effective Ownership Percentage at December 31, 2016
Bell Midtown	Nashville, Tennessee	170	April 7, 2016	$6,000	8.0%	4.0%	—	%(2)
Springs at Stone Oak Village	San Antonio, Texas	360	August 19, 2016	5,250	8.0%	3.0%	35	%(3)

(1)	Payment of the accrued pay rate is optional and accrues monthly on a compounding basis if not paid.
(2)	The preferred equity interest in Bell Midtown was redeemed in full on December 23, 2016 by WW Olympus Midtown, LP, the entity that directly owns Bell Midtown. The Company used the entire $6.0 million of proceeds from the redemption to pay down a portion of its credit facility (see Note 7).
(3)	Ownership interest is a preferred equity interest, through NREA SOV Investors, LLC, a wholly owned single-asset LLC, in CAF Stone Oak Village, LLC, which directly owns Springs at Stone Oak Village.

The Company, through the OP, has entered into joint ventures with unrelated third parties to originate preferred equity investments. The Company’s preferred equity investments are typically funded with a combination of debt and equity. The Company’s losses are limited to its investment and the Company does not guarantee any debt, capital payout, or other obligations associated with the joint ventures.

The joint venture that the Company, through the OP, is invested in as of December 31, 2016 is deemed to be a VIE as it has equity investors that lack certain essential characteristics of a controlling financial interest. The Company has not, is not contractually required to, nor does it intend to, provide additional financial support to the joint venture beyond its original investment. The Company is not the primary beneficiary of this joint venture as it lacks the power to direct the activities that most significantly impact its economic performance and accounts for this interest under the equity method of accounting under FASB ASC 323-30, Investments in Partnerships, Joint Ventures, and Limited Liability Entities, on the Company’s consolidated financial statements.

5. Operating Real Estate Investments

As of December 31, 2016, the Company has one consolidated investment in a multifamily property. The following table contains summary information of the Company’s consolidated investment as of December 31, 2016 and 2015:

					Average Effective Monthly Rent Per Unit as of December 31, *(1)		% Occupied as of December 31, *(2)
Property Name	Rentable Square Footage*	Number of Units*	Date Acquired		2016	2015	2016	2015
Estates on Maryland	324,431	330	4/7/2016	(3)	$941	$928	95.8%	90.9%

*	Information is unaudited.
(1)	Average effective monthly rent per unit is equal to the average of the contractual rent for commenced leases as of December 31 for the respective year minus any tenant concessions over the term of the lease, divided by the number of units under commenced leases as of December 31 for the respective year.
(2)	Percent occupied is calculated as the number of units occupied as of December 31, 2016 and 2015, divided by the total number of units, expressed as a percentage.
(3)	Estates was acquired from the Sponsor on April 7, 2016; however, as the acquisition was determined to be a combination of entities under common control, the acquisition was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015.

As of December 31, 2016, the major components of the Company’s consolidated investment in a multifamily property were as follows (in thousands):

Property Name	Land	Buildings and Improvements	Intangible Lease Assets	Construction in Progress	Furniture, Fixtures and Equipment	Totals
Estates on Maryland	$5,080	$35,432	$—	$44	$1,013	$41,569
Accumulated depreciation and amortization	—	(1,661)	—	—	(266)	(1,927)

Total	$5,080	$33,771	$—	$44	$747	$39,642

As of December 31, 2015, the major components of the Company’s consolidated investment in a multifamily property were as follows (in thousands):

Property Name	Land	Buildings and Improvements	Intangible Lease Assets	Construction in Progress	Furniture, Fixtures and Equipment	Totals
Estates on Maryland	$5,080	$34,839	$1,004	$43	$397	$41,363
Accumulated depreciation and amortization	—	(512)	(815)	—	(1)	(1,328)

Total	$5,080	$34,327	$189	$43	$396	$40,035

For the years ended December 31, 2016 and 2015, depreciation expense was $1.4 million and $0.5 million, respectively.

For the years ended December 31, 2016 and 2015, amortization expense related to the Company’s intangible lease assets was $0.2 million and $0.8 million, respectively. Due to the six-month useful life attributable to intangible lease assets, the value of intangible lease assets on any acquisition prior to June 30, 2016 has been fully amortized and the assets and related accumulated amortization have been written off as of December 31, 2016.

6. Preferred Equity Investments

As of December 31, 2016, the Company has one preferred equity investment accounted for under the equity method of accounting. The Company did not have any preferred equity investments as of December 31, 2015. The following table contains summary information of the Company’s preferred equity investment as of December 31, 2016:

Property Name	Date Originated	Number of Units*	Carrying Value (in thousands)	Average Effective Monthly Rent Per Unit *(1)	% Occupied *(2)
Springs at Stone Oak Village	8/19/2016	360	$5,250	$1,088	87.2%

*	Information is unaudited.
(1)	Average effective monthly rent per unit is equal to the average of the contractual rent for commenced leases as of December 31, 2016 minus any tenant concessions over the term of the lease, divided by the number of units under commenced leases as of December 31, 2016.
(2)	Percent occupied is calculated as the number of units occupied as of December 31, 2016, divided by the total number of units, expressed as a percentage.

Summary financial information for the property underlying the Company’s preferred equity investment as of December 31, 2016 and for the year ended December 31, 2016 is as follows (in thousands):

December 31, 2016
(Unaudited)
Balance Sheet:
Real estate, net	$46,088
Other assets	1,055

Total assets	$47,143

Mortgage payable	$34,390
Other liabilities	363

Total liabilities	34,753
Members’ equity	12,390

Total liabilities and members’ equity	$47,143

For the Year Ended December 31, 2016
(Unaudited)
Operating Statement:
Total revenues	$1,675
Operating expenses	2,333

Operating loss	(658)
Interest expense	488
Depreciation and amortization	1,149

Net loss	$(2,295)

7. Debt

Mortgage Payable

The following table contains summary information concerning the mortgage debt of the Company as of December 31, 2016 (dollars in thousands):

Property Name	Type	Term (months)	Amortization (months)	Outstanding Principal (1)	Interest Rate (2)	Max Note Rate (3)	Maturity Date
Estates on Maryland (4)	Floating	60	360	$26,919	2.67%	6.00%	9/1/2020
Deferred financing costs, net of accumulated amortization of $69				(174)

				$26,745

(1)	Mortgage debt that is non-recourse to the Company and encumbers the multifamily property.
(2)	Interest rate is based on one-month London Interbank Offered Rate (“LIBOR”) plus an applicable margin. One-month LIBOR, as of December 31, 2016, was 0.7717%.
(3)	Represents the maximum rate payable on the note as a result of an interest rate cap (see Note 9).
(4)	Loan is full term interest-only and can be pre-paid starting in the 13th month through the 57th month of the term at par plus 1.0% of the unpaid principal balance and at par during the last three months of the term.

The mortgage is a non-recourse obligation subject to customary provisions. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Credit Facility

On April 7, 2016, the OP and the Sponsor entered into a revolving credit agreement as borrowers of up to $15.0 million (the “Commitment”) with KeyBank, N.A. (“KeyBank”) as administrative agent and lender (the “Credit Facility”), and the OP immediately drew $14.1 million on the Credit Facility and paid the full balance of the $10.0 million bridge loan with KeyBank the Company assumed upon the acquisition of Estates. On April 7, 2016, the OP used $4.0 million of proceeds from the Credit Facility and $2.0 million of cash on hand to originate its $6.0 million preferred equity investment in Bell Midtown. The Credit Facility is payable in full on April 7, 2017, but is pre-payable at any time without penalty. The Credit Facility is non-amortizing during the term it is outstanding and accrues interest at an annual rate of 4.0% plus one-month LIBOR. In connection with the Credit Facility, the Company and an affiliate of BH Equity provided a guarantee to KeyBank. The Company pledged certain assets and proceeds from the Offering to KeyBank as collateral for the Credit Facility. The OP also pledged certain assets and equity interests to KeyBank as collateral for the Credit Facility, including 50% of its interest in Estates and 50% of its interest in Bell Midtown. In addition, an affiliate of the Sponsor pledged registered equity securities to KeyBank as collateral for the Credit Facility.

On August 19, 2016, the OP and the Sponsor amended the Credit Facility (the “Amendment”) to, among other things, increase the Commitment from $15.0 million to $20.0 million, and the Company, through the OP, immediately drew $5.25 million on the Credit Facility to originate its preferred equity investment in Springs at Stone Oak Village. The Amendment reflects that, to the extent any principal payments are made on the outstanding principal balance, including any mandatory prepayment, at any time that the outstanding principal balance exceeds $15.0 million, the Commitment shall be permanently reduced by the amount of such prepayment and the amount prepaid shall not be available to be reborrowed. In connection with the Amendment, the OP pledged to KeyBank its 100% preferred equity interest in Springs at Stone Oak Village as collateral for the Credit Facility.

During the fourth quarter of 2016, using approximately $2.4 million of gross offering proceeds and $6.0 million of cash received from the redemption of the Company’s preferred equity investment in Bell Midtown, the Company reduced the principal balance of the Credit Facility to $11.0 million. The Company is in discussions with KeyBank to extend the maturity date, alleviating the need to repay the Credit Facility in full in April 2017. If the Company is unable to extend the maturity date of the Credit Facility and the Company does not have sufficient cash on hand to repay the outstanding principal balance on the maturity date, there is sufficient liquid collateral, in the form of registered equity securities (the “Collateral”), pledged from an affiliate of the Company’s Sponsor, to satisfy the Company’s obligations. The Collateral had a fair market value of approximately $22.1 million as of March 24, 2017. If the Collateral were used to satisfy the Company’s obligations on the Credit Facility, the Company would likely issue shares of its Class A common stock in an amount equal to the obligations that are relieved from the application of the Collateral. The Company does not believe there is a scenario whereby repayment of the Credit Facility would create a going concern issue for it whereby the Company would not be able to fund its operations for the next 12 months. As of December 31, 2016, the Company, through the OP, has $11.0 million outstanding under the Credit Facility at an interest rate of 4.77%.

The Credit Facility agreement, as amended, contains customary provisions with respect to events of default, covenants and borrowing conditions. Certain prepayments may be required upon a breach of covenants or borrowing conditions.

Leverage Limit

Under the Company’s charter, the Company’s borrowings may not exceed 300% of its total “net assets” (as defined in the Company’s charter in accordance with the North American Securities Administrators Association Statement of Policy regarding Real Estate Investment Trusts (the “NASAA REIT Guidelines”)), as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of its investment (the “Leverage Limit”). However, over time, the Company intends to target a leverage ratio of 50%-60% loan-to-value. The Company may exceed the Leverage Limit if such excess is approved by a majority of its independent directors and disclosed to stockholders in its next quarterly report following such borrowing, along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments and there is no limitation on the amount the Company may borrow against any single improved property. The Company expects that during the period of the Offering, it will seek such independent director approval of borrowings in excess of the Leverage Limit since the Company is in the process of raising its equity capital to acquire its portfolio. As a result of the debt incurred on the acquisition of Estates and the additional debt incurred from the investment in Springs at Stone Oak Village, borrowings of the Company exceeded the Leverage Limit. A majority of the Company’s independent directors approved borrowings in excess of the Leverage Limit. The Company’s independent directors determined that exceeding the Leverage Limit was justified because the Company is in the process of raising its equity capital to acquire its portfolio. As a result, the Company expects that its debt levels will be higher until it has raised equity capital and repaid a portion of its initial leverage.

Schedule of Debt Maturities

The aggregate scheduled maturities, including amortizing principal payments, of total debt for the next five calendar years subsequent to December 31, 2016 are as follows (in thousands):

2017	$11,000
2018	—
2019	—
2020	26,919
2021	—
Thereafter	—

Total	$37,919

8. Stockholders’ Equity

Common Stock

Under the Company’s Articles of Incorporation, the total number of shares of common stock, $0.01 par value per share, initially authorized for issuance was 200,000. In connection with the Company’s formation, NexPoint Advisors, L.P., an affiliate of the Company, purchased 11.11 shares of the Company’s common stock for an aggregate purchase price of $100. On October 24, 2014, the Company authorized and sold approximately 22,222 shares of common stock to the Advisor for an aggregate purchase price of $200,000. On October 24, 2014, the Company repurchased the 11.11 shares previously held by NexPoint Advisors, L.P. in exchange for $100. On July 7, 2015, the Company filed its Amended and Restated Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland (the “Amended and Restated Articles of Incorporation”). Among other things, the Amended and Restated Articles of Incorporation provided for Class A and Class T shares of the Company’s common stock and increased the aggregate number of authorized shares of common stock from 200,000 to 1,000,000,000, 500,000,000 of which are classified as Class A common stock, $0.01 par value per share (the “Class A Shares”), and 500,000,000 of which are classified as Class T common stock, $0.01 par value per share (the “Class T Shares”), and 10,000,000 shares of preferred stock, $0.01 par value per share. Upon filing the Amended and Restated Articles of Incorporation, each share of the Company’s common stock that was issued to the Advisor was converted to one share of the Company’s Class A common stock.

As of December 31, 2016, the Company had issued 953,602 shares of its Class A common stock in the Offering, which consisted of the issuance of 434,783 shares to acquire a 95% interest in Estates and the issuance of 518,819 shares, including 14,709 shares issued pursuant to the DRIP, resulting in gross offering proceeds of approximately $4.8 million, including approximately $139,700 of distributions reinvested through the DRIP. During the year ended December 31, 2016, the Company recognized offering costs of less than $0.1 million. As of December 31, 2016, the Company had issued a total of 975,824 shares of Class A common stock.

Class A Shares and Class T Shares are being publicly offered in any combination up to the maximum Offering amount. The share classes have different selling commissions, and there will be an ongoing distribution fee with respect to the primary Offering of Class T Shares. The initial Offering price for the shares in the primary Offering is $10.00 per Class A Share and $9.58 per Class T Share. As of December 31, 2016, no Class T shares had been issued.

Preferred Stock

Under the Company’s Amended and Restated Articles of Incorporation, the total number of shares of preferred stock authorized for issuance is 10,000,000. As of the date of these consolidated financial statements, no shares of preferred stock have been issued (see Note 14).

Distribution Reinvestment Plan

The Company has adopted the DRIP pursuant to which the Company’s stockholders may elect to purchase shares of common stock with distributions. The Company has the discretion to extend the offering period for the shares being offered pursuant to its prospectus under the DRIP beyond the termination of the Company’s primary Offering until the Company has sold all the shares allocated to the DRIP. The Company also may offer shares under the DRIP pursuant to a new registration statement. The Company reserves the right to reallocate the shares of common stock being offered between the Company’s primary Offering and the DRIP. Any shares issued pursuant to the DRIP are subject to registration and renewal in any state in which such shares are offered and the offering of such shares is not exempt under applicable laws and regulations.

Until the NAV pricing date, the Company will offer shares under the Company’s DRIP at $9.50 per Class A Share and $9.10 per Class T Share, which is 95% of the primary offering price. Thereafter, the Company will offer shares under its DRIP at the per share NAV on the date that the distribution is payable.

No dealer manager fees, selling commissions or distribution fees will be paid with respect to shares purchased pursuant to the DRIP; therefore, the Company will retain all of the proceeds from the reinvestment of distributions.

Share Repurchase Program

In order to provide stockholders with the benefit of some interim liquidity, the Board has adopted a share repurchase program that will enable stockholders the opportunity to potentially sell their shares back to the Company, subject to the conditions and limitations in the share repurchase program. Neither the Sponsor, the Advisor, the Dealer Manager, the directors nor their respective affiliates will receive a fee on any share repurchases. The terms of the share repurchase program are more flexible in cases involving the death or qualifying disability (as determined by the applicable governmental agency), of a stockholder.

Repurchases of shares, when requested, are at the Company’s sole discretion and generally are expected to be made quarterly until the NAV pricing date. Prior to the NAV pricing date, the Company will limit the number of shares repurchased during any calendar year to 5% of the weighted average number of shares of common stock outstanding during the prior calendar year. Funding for the share repurchase program will be derived from proceeds the Company maintains from the sale of shares under the DRIP and other operating funds, if any, as the Board, in its sole discretion, may reserve for this purpose. The Company cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made each year. Generally, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, by the third business day following each quarterly financial filing. The repurchase price per share will be the Company’s then-current per share NAV.

Until the NAV pricing date, except with respect to repurchases sought within one year of a stockholder’s death or qualifying disability (as determined by the applicable governmental agency), common stockholders must hold their shares for at least one year in order to participate in the share repurchase program.

Prior to the time the Advisor begins calculating NAV, the price per share that the Company will pay to repurchase shares of its common stock will be as follows:

•	for stockholders who have continuously held their shares of common stock for at least one year, the price will be the lower of $9.25 and 92.5% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of common stock for at least two years, the price will be the lower of $9.50 and 95.0% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of common stock for at least three years, the price will be the lower of $9.75 and 97.5% of the amount paid for each such share;

•	for stockholders who have continuously held their shares of common stock for at least four years, the price will be the lower of $10.00 and 100% of the amount paid for each such share;

in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company’s common stock.

The Board may amend the terms of the share repurchase program without stockholder approval. The Board may also amend, suspend or terminate the share repurchase program upon 30 days’ notice or reject any request for repurchase if it determines that the funds allocated to the share repurchase program are needed for other purposes, such as the acquisition, maintenance or repair of properties, or for use in making a declared distribution.

Distributions

The Company’s long-term policy is to pay distributions solely from cash flow from operations. However, because the Company may receive income from investments at various times during the Company’s fiscal year and because the Company may need cash flow from operations during a particular period to fund capital expenditures and other expenses, the Company expects that at least during the early stages of the Company’s development and from time to time during the Company’s operational stage, the Company will declare distributions in anticipation of cash flow that the Company expects to receive during a later period, and the Company expects to pay these distributions in advance of its actual receipt of these funds. The Board has the authority under its organizational documents, to the extent permitted by Maryland law, to fund distributions from sources such as borrowings, offering proceeds or advances and the deferral of fees and expense reimbursements by the Advisor, in its sole discretion. The Company has not established a limit on the amount of proceeds it may use from the Offering to fund distributions. If the Company pays distributions from sources other than cash flow from operations, the Company will have fewer funds available for investments and stockholders’ overall return on their investment in the Company may be reduced.

To maintain the Company’s qualification as a REIT, the Company must make aggregate annual distributions to its stockholders of at least 90% of its REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If the Company meets the REIT qualification requirements, the Company generally will not be subject to federal income tax on the income that the Company distributes to its stockholders each year.

Distributions Declared

The Board approved daily distributions for the period from August 1, 2016 through December 31, 2016 that accrued at a rate of $0.00164 per day for each share of the Company’s Class A common stock which, if paid over a 366-day period, is equivalent to a 6.0% annualized distribution rate based on a purchase price of $10.00 per share of the Company’s Class A common stock. The distributions declared accrued daily to stockholders of record as of the close of business on each day and were payable in cumulative amounts on or before the third day of each calendar month with respect to the prior month. The distributions declared were payable to stockholders from legally available funds. There is no guarantee that the Company will continue to pay distributions at this rate or at all.

Distributions declared during the year ended December 31, 2016 were approximately $204,000, including approximately $188,000 attributable to the DRIP.

Distributions Paid

During the year ended December 31, 2016, the Company paid cash distributions of approximately $12,000, which related to distributions declared for each day in the period from August 1, 2016 through November 30, 2016. Additionally, during the year ended December 31, 2016, 14,709 shares of Class A common stock were issued pursuant to the DRIP for gross offering proceeds of approximately $139,700. During the year ended December 31, 2016, the Company paid total distributions of approximately $151,700.

9. Fair Value Measures and Financial Instruments

From time to time, the Company records certain assets and liabilities at fair value. Real estate assets are recorded at fair value at acquisition and may be stated at fair value if they become impaired in a given period and may be stated at fair value if they are held for sale and the fair value of such assets is below historical cost. Additionally, the Company will record derivative financial instruments at fair value. The Company will also use fair value metrics to evaluate the carrying values of its real estate assets and for the disclosure of certain financial instruments.

Real Estate Acquisitions and Preferred Equity Originations

During the year ended December 31, 2016, and as further discussed in Notes 2 and 4, the Company acquired a 95% interest in one multifamily property, Estates, for $39.6 million and originated two preferred equity investments of a combined $11.25 million in two multifamily properties. The fair values of the Estates assets acquired by the Sponsor on the Original Acquisition Date were allocated as follows: land of approximately $5.1 million, buildings, building improvements, furniture, fixtures, and equipment of approximately $35.1 million, and intangible lease assets of approximately $1.0 million based on their estimated fair values using Level 3 inputs. If debt is assumed upon an acquisition, the debt is recorded based on its estimated fair value using Level 2 inputs. Preferred equity investments are recorded at the value invested by the Company at the date of origination and accounted for under the equity method of accounting.

As discussed in Note 2, fair value measurements at the time of acquisition are determined by management using available market information and appropriate valuation methodologies available to management. Critical estimates in valuing certain assets and liabilities and the assumptions of what marketplace participants would use in making estimates of fair value include, but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods and tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the Company’s portfolio and discount rates used in these calculations. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur. In making such estimates, management uses a number of sources, including appraisals, third party cost segregation studies or other market data, as well as information obtained in its pre-acquisition due diligence, marketing and leasing activities. Considerable judgment is necessary to interpret market data and estimate fair value. Accordingly, there can be no assurance that the estimates discussed herein, using Level 3 inputs, are indicative of the amounts the Company could realize on disposition of the real estate assets or other financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Derivative Financial Instruments and Hedging Activities

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposure to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company may enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instrument is used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

The Company utilizes an independent third party to perform the market valuations on its derivative financial instruments. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate options are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both the Company’s own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of the Company’s derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. Although the Company has determined that the majority of the inputs used to value its derivative fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company’s derivative utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. The Company has determined that the significance of the impact of the credit valuation adjustments made to its derivative contract, which determination was based on the fair value of the contract, was not significant to the overall valuation. As a result, the Company’s derivative held as of December 31, 2016 and 2015 was classified as Level 2 of the fair value hierarchy.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense related to floating rate debt and to manage its exposure to interest rate movements. To accomplish this objective, the Company has an interest rate cap on its floating rate mortgage debt as part of its interest rate risk management strategy and feels the use of derivative financial instruments is the most efficient and cost-effective method for managing interest rate risk. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. The interest rate cap obtained by the Company has a term of three years. During the years ended December 31, 2016 and 2015, the interest rate cap was used to hedge the variable cash flows associated with the Company’s floating rate mortgage debt. The interest rate cap the Company employs caps the related floating interest rate at 6.0%.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in other comprehensive loss (“OCI”) and subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in OCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s floating rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2016 and 2015, the Company recorded no ineffectiveness in earnings attributable to derivatives designated as cash flow hedges. As of December 31, 2015, the Company had one derivative designated as a cash flow hedge of interest rate risk. As of and during the year ended December 31, 2014, the Company did not have any derivative financial instruments.

As of December 31, 2016, the Company had the following outstanding interest rate derivative that was designated as a cash flow hedge of interest rate risk (dollars in thousands):

Product	Number of Instruments	Notional
Interest rate cap	1	$26,919

Derivatives not designated as hedges are not speculative and would be used to manage the Company’s exposure to interest rate movements but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings. As of December 31, 2016, 2015 and 2014, the Company did not have any derivatives that were not designated as hedges in qualifying hedging relationships.

The table below presents the fair value of the Company’s derivative financial instrument as well as its classification on the accompanying consolidated balance sheets as of December 31, 2016 and 2015 (in thousands):

	Asset Derivative
	Balance Sheet Location	December 31, 2016	December 31, 2015
Derivative designated as hedging instrument:
Interest rate cap	Other assets	$—	$7

The table below presents the effect of the Company’s derivative financial instrument on the accompanying consolidated statements of operations and comprehensive loss for the years ended December 31, 2016 and 2015 (in thousands):

	Amount of gain (loss) recognized in OCI on derivative (effective portion)		Location of gain (loss) reclassified from accumulated OCI into income (effective portion)	Amount of gain (loss) reclassified from accumulated OCI into income (effective portion)		Location of gain (loss) recognized in income on derivative (effective portion)	Amount of gain (loss) recognized in income on derivative (ineffective portion)
	2016	2015		2016	2015		2016	2015
Derivative designated as hedging instrument:
For the year ended December 31,
Interest rate cap	$(7)	$(19)	Interest expense	$—	$—	Interest expense	$—	$—

Other Financial Instruments

Cash equivalents, rents and accounts receivables, accounts payable, accrued expenses and other liabilities are carried at amounts that reasonably approximate their fair values because of the short-term nature of these instruments. The fair value of amounts due to affiliates is not determinable due to the related party nature of such amounts.

Long-term indebtedness is carried at an amount that reasonably approximates its fair value. In calculating the fair value of its long-term indebtedness, the Company used interest rate and spread assumptions that reflect current credit worthiness and market conditions available for the issuance of long-term debt with similar terms and remaining maturities. These financial instruments utilize Level 2 inputs.

10. Related Party Transactions

The Company has entered into the Advisory Agreement with the Advisor and the Dealer Manager Agreement with the Dealer Manager with respect to the Offering. Pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company is obligated to pay the Advisor and the Dealer Manager specified fees upon the provision of certain services related to the Offering, the investment of funds in real estate-related investments and the management of the Company’s assets and for other services (including, but not limited to, the disposition of assets). Subject to the limitations described below, the Company is also obligated to reimburse the Advisor and its affiliates for organization and offering expenses incurred by the Advisor and its affiliates on behalf of the Company. The Company may be obligated to reimburse the Advisor or its affiliates for acquisition and due diligence expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company.

Acquisitions

During the year ended December 31, 2016, the Company acquired three real estate assets, two of which were acquired from related parties.

On April 7, 2016, the Company entered into the Contribution Agreement with the Sponsor and the OP. Pursuant to the Contribution Agreement, the Sponsor transferred its 100% interest in Estates on Maryland Holdco, LLC (“Estates Holdco”) to the Company. The Sponsor was the sole Member and Manager of Estates Holdco. Estates Holdco owns a 95% interest in Estates. The remaining 5% interest in Estates is owned by BH Equity and an affiliate of BH Equity.

As further discussed in Note 2, the acquisition of Estates by the Company was deemed to be made on the Original Acquisition Date. In connection with the acquisition of Estates, the Company incurred acquisition fees payable to the Advisor of approximately $0.4 million (see “Acquisition Fee” below), pursuant to the Advisory Agreement, which are deemed to have been incurred on the Original Acquisition Date. The Company’s independent directors unanimously approved the acquisition of Estates and the incurrence of acquisition fees payable to the Advisor.

On April 7, 2016, the Company, through the OP, acquired a 16% preferred equity interest in Bell Midtown by purchasing the 100% interest in Nashville RE Holdings, LLC for $6,000,000 pursuant to a purchase and sale agreement from an entity that is owned by affiliates of, and managed by, the Sponsor. On December 23, 2016, the Company’s preferred equity interest in Bell Midtown was redeemed in full by WW Olympus Midtown, LP, the entity that owns Bell Midtown (see Note 4). The Company did not incur any acquisition or disposition fees payable to the Advisor in connection with this investment or its redemption.

Advisory Agreement

On August 10, 2015, the Company entered into the Advisory Agreement with the Advisor. The Advisory Agreement is subject to annual renewal by the Board. On August 8, 2016, the Board, including the independent directors, unanimously approved the renewal of the Advisory Agreement for a one-year term that expires on August 10, 2017. Pursuant to the terms of the Advisory Agreement, the Company may pay the Advisor the fees described below:

Asset Management Fee to the Advisor

The Company pays the Advisor an asset management fee to manage the day-to-day affairs of the Company. The asset management fee is calculated on a monthly basis in an amount equal to 1/12th of 0.75% of the average of the aggregate book value of the Company’s gross assets (before reserves for depreciation or other non-cash reserves), which is not reduced by amounts borrowed to acquire such assets, and additional amounts used for improvements, computed by taking the average of the book value of the Company’s gross assets at the end of each month (or partial month), and is payable monthly in arrears. For the year ended December 31, 2016, the Company incurred asset management fees to the Advisor of approximately $0.3 million. The Company did not incur any asset management fees to the Advisor for the year ended December 31, 2015.

Acquisition Fee

The Company may pay the Advisor an acquisition fee equal to 1.0% of the purchase price of each asset acquired, excluding any acquisition expenses. For the year ended December 31, 2016, the Company did not incur any acquisition fees to the Advisor. The Company incurred acquisition fees of approximately $0.4 million payable to the Advisor for the acquisition of Estates, which are deemed to have been incurred on the Original Acquisition Date and are reflected in fees to affiliates on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2015 (see Note 2).

Organization and Offering Expenses

The Company will reimburse the Advisor and its affiliates for organization and offering expenses incurred on the Company’s behalf in connection with the Offering, but only to the extent the reimbursement would not exceed 1.0% of the gross offering proceeds at any point in time. The Advisor is responsible for the payment of organization and offering expenses the Company incurs in excess of 1.0% of the gross offering proceeds. Organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution fee) include, but are not limited to: (1) legal, accounting, printing, mailing and filing fees; (2) charges of the Company’s escrow agent and transfer agent; and (3) due diligence expense reimbursements to participating broker-dealers. For the period from November 12, 2013 (inception) to December 31, 2016, the Advisor and its affiliates incurred organization and offering expenses of approximately $2.5 million. Subsequent to receiving $2.0 million in gross proceeds in the Offering and breaking escrow on March 24, 2016, the Company recognized less than $0.1 million in organization expenses and less than $0.1 million in offering costs for the year ended December 31, 2016, the maximum amount allowed under the 1.0% of gross offering proceeds limitation on reimbursement to the Advisor and its affiliates. The remaining organization and offering expenses of approximately $2.4 million have not been accrued on the Company’s consolidated balance sheet as of December 31, 2016, but may be accrued in the future and be reimbursable to the Advisor and its affiliates, subject to the limitations described herein.

The amount of reimbursable organization and offering expenses that have been paid or recognized from November 12, 2013 (inception) through December 31, 2016 is as follows (dollars in thousands):

Amount
Gross offering proceeds:	$4,776
Organization and offering expenses reimbursement limitation	1.0%

Total organization and offering expenses available to be paid/reimbursed	$48

Organization and offering expenses recorded:
Offering costs paid	$7
Organization expenses reimbursement accrual	41

Total organization and offering expenses recorded by the Company	$48

As of December 31, 2016, we had recognized selling commissions, dealer manager fees, and organization and offering costs in the Offering in the amounts set forth below. The Dealer Manager reallowed all of the selling commissions and dealer manager fees to participating broker-dealers (dollars in thousands):

Type of Expense	Amount
Selling commissions and dealer manager fees	$5
Other organization and offering costs	48

Total expenses	$53

Total gross offering proceeds (excluding DRIP proceeds and interest acquired in contributed property)	$4,636

Percentage of gross offering proceeds used to pay for organization and offering costs, selling commissions and dealer manager fees	1.14%

From the commencement of the Company’s initial public offering through December 31, 2016, the net offering proceeds to the Company, after deducting the total expenses incurred as described above, were approximately $4.72 million (exclusive of 434,783 shares of Class A common stock issued to the Sponsor in exchange for its 95% interest in Estates), including net offering proceeds from the DRIP of approximately $139,700. For the year ended December 31, 2016, the ratio of the cost of raising equity capital to the gross amount of equity capital raised was approximately 1.14%.

The amount of deferred organization and offering expenses that has not been reflected in the Company’s consolidated financial statements as of December 31, 2016 is as follows (in thousands):

December 31, 2016
Offering costs deferred	$2,309
Organization expenses deferred	117

Total organization and offering expenses deferred	$2,426

Investment-related Expenses

In addition, the Company will reimburse the Advisor or its affiliates for expenses actually incurred related to selecting, evaluating, acquiring and originating assets on its behalf, regardless of whether the Company actually acquires or originates the related assets. In addition, the Company will pay third parties, or reimburse the Advisor or its affiliates, for any investment-related expenses due to third parties, including legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders’ fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether the Company acquires or originates the related assets. The Company expects these expenses will be approximately 0.75% of the purchase price of each asset or real estate-related investment. For the years ended December 31, 2016 and 2015, the Advisor and its affiliates did not bill any investment-related expenses to the Company and any such expenses the Advisor or its affiliates incurred during the periods are considered to be permanently waived.

Operating Expenses

The Company will also reimburse the Advisor’s costs of providing administrative services and operating expenses incurred on behalf of the Company, subject to the limitation that the Company will not reimburse the Advisor for any amount by which the Company’s total operating expenses, as defined below, at the end of the four preceding fiscal quarters exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period (the “2%/25% Guidelines”). For these purposes, “average invested assets” means, for any period, the average of the aggregate book value of the Company’s assets invested, directly or indirectly, in equity interests in and loans secured by real estate assets (including amounts invested in REITs and other real estate operating companies) before deducting reserves for depreciation, bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the period. Additionally, the Company will not make operating expense reimbursements for personnel costs to the Advisor in connection with services for which the Advisor already receives acquisition fees, acquisition or disposition expenses, real estate commissions or asset management fees. The Company will not reimburse the Advisor for salaries and benefits paid to the Company’s executive officers. “Total Operating Expenses” means all expenses paid or incurred by the Company that are in any way related to the Company’s operation, including the Company’s allocable share of Advisor overhead and investment management fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, listing and registration of shares of the Company’s common stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain in the sale of the Company’s assets; (f) acquisition fees and acquisition expenses (including expenses relating to potential acquisitions that the Company does not close); (g) real estate commissions on the resale of investments; and (h) other expenses connected with the acquisition, disposition, management and ownership of investments (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of real property). Notwithstanding the foregoing, the Company may reimburse the Advisor for expenses in excess of the 2%/25% Guidelines if a majority of the Company’s independent directors determines that such excess expenses (an “Excess Amount”) are justified based on unusual and non-recurring factors. The Advisor must reimburse the Company for the amount by which the Company’s Total Operating Expenses for the four preceding fiscal quarters then ended exceed the 2%/25% Guidelines, unless approved by the Company’s independent directors.

For the year ended December 31, 2016, the Company’s Total Operating Expenses of approximately $1,357,000 exceeded the 2%/25% Guidelines by approximately $600,000 (the “2016 Excess Amount”). On March 16, 2017, the Company’s independent directors determined that the 2016 Excess Amount was justified because (1) the amounts reflect legitimate operating expenses necessary for the operation of the Company’s business, (2) the Company is currently in its acquisition and development stage, (3) the expenses incurred as a result of being a public company are significant and disproportionate to the Company’s average invested assets and net income, and (4) the Company’s average invested assets was low due to the fact that the Company commenced material operations on March 24, 2016. As such, the Company will not seek reimbursement from the Advisor for the 2016 Excess Amount (see below). For the year ended December 31, 2015, the Company’s Total Operating Expenses were approximately $337,000, which exceeded the 2%/25% Guidelines by such amount (the “2015 Excess Amount”). On March 24, 2016, the Company’s independent directors determined that the 2015 Excess Amount was justified.

For the year ended December 31, 2016, the Advisor and its affiliates incurred approximately $507,000 of the Company’s Total Operating Expenses, all of which are included on the accompanying consolidated statement of operations and comprehensive loss. The Advisor made a non-equity contribution to the Company, meaning the Advisor receives no shares in exchange for the contribution, for $501,000 of these expenses, which are included in corporate general and administrative expenses on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2016 and is recorded as a reduction to due to affiliates and an increase to additional paid-in capital on the consolidated balance sheet as of December 31, 2016. The Advisor has permanently waived its ability to seek reimbursement for these expenses. The Company’s independent directors determined that $6,000 of the Company’s Total Operating Expenses that were incurred by the Advisor and its affiliates were justified and, as such, the Company will reimburse the Advisor and its affiliates for these expenses, which are included in due to affiliates on the accompanying consolidated balance sheet as of December 31, 2016.

Disposition Fee

The Company will pay the Advisor or its affiliates a disposition fee on the sale of real property, real estate-related assets or the Company’s real estate portfolio, if the Advisor or its affiliates provides a substantial amount of services in connection with a sale, as determined by a majority of the Company’s independent directors. The disposition fee will be equal to 0.5% of the sales price of each real property, real estate-related asset sold, or for the sale of the Company’s real estate portfolio, excluding selling costs. In the event of the sale of the Company, the Company would pay the Advisor or its affiliates a fee of the lesser of 0.5% of the sales price or 50% of the amount of the investment banking fees related to such sale that otherwise would be incurred. For the years ended December 31, 2016 and 2015, the Company did not incur any disposition fees payable to the Advisor or its affiliates.

Subordinated Participation in Net Sales Proceeds

The Advisor (in its capacity as special limited partner of the OP) will receive 15.0% of remaining net sales proceeds after return of capital contributions plus payment to investors of a 6.0% annual cumulative, non-compounded return on the capital contributed by investors (the “Subordinated Participation in Net Sales Proceeds”).

Subordinated Incentive Listing Distribution

If the Company lists its shares on a national securities exchange, the Advisor (in its capacity as special limited partner of the OP) will receive 15.0% of the amount by which the sum of the Company’s market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 6.0% annual cumulative, non-compounded return to investors (the “Subordinated Incentive Listing Distribution”). Neither the Advisor nor any of its affiliates can earn both the Subordinated Participation in Net Sales Proceeds and the Subordinated Incentive Listing Distribution.

Subordinated Distribution Upon Termination of the Advisory Agreement

Upon termination or non-renewal of the Advisory Agreement with or without cause, the Advisor (in its capacity as special limited partner of the OP), will be entitled to receive distributions from the OP equal to 15.0% of the amount, if any, by which (i) the sum of the appraised value of the Company’s assets, plus the total distributions paid to stockholders from the Company’s inception through the termination date of the Advisory Agreement, less any amounts distributable as of the termination date of the Advisory Agreement to the limited partners of the OP, who receive partnership units, exceeds (ii) the aggregate capital contributed by investors, less the portion of any distribution that is attributable to net sales proceeds and by any amounts paid by the Company to repurchase shares, plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded return to investors (the “Subordinated Distribution Upon Termination”). The Subordinated Distribution Upon Termination shall not be paid until after the Company’s stockholders have received distributions, in the aggregate, of a full return of capital raised from stockholders (less amounts paid to repurchase shares of the Company’s common stock pursuant to the Company’s share repurchase program) plus an annual 6.0% cumulative, non-compounded return on the gross proceeds from the shares of the Company’s common stock, as adjusted for distribution of net sale proceeds. The OP may satisfy the obligation to pay the Subordinated Distribution Upon Termination by either paying cash or issuing a non-interest bearing promissory note that will be repaid from the net sale proceeds of each sale after the date of the termination. If the promissory note is issued and not paid within five years of the termination date, then the Advisor, its successors or assigns, may elect to convert the balance of the fee into shares of the Company’s common stock.

Other Compensation Paid to the Advisor

Preferred Equity Placement Fee

The Advisor may receive a preferred equity placement fee, paid by the entity the preferred equity is placed with, equal to 1.0% of the preferred equity investment originated with the equity sponsor. For the year ended December 31, 2016, the Advisor received approximately $0.1 million of preferred equity placement fees, which related to the preferred equity origination in Springs at Stone Oak Village.

Preferred Equity Exit Fee

The Advisor may receive a preferred equity exit fee, paid by the entity the preferred equity is placed with, equal to 1.0% of the amount of preferred equity investment that is redeemed. For the years ended December 31, 2016 and 2015, the Advisor did not receive any preferred equity exit fees.

Dealer Manager Agreement

The Dealer Manager, an entity under common ownership with the Advisor, serves as the dealer manager of the Offering. The Dealer Manager and Advisor are related parties and will receive fees, distributions and other compensation for services related to the Offering and the investment and management of the Company’s assets. The Advisor will receive fees, distributions and other compensation during the offering, acquisition, operational and liquidation stages, as more fully described above. The Dealer Manager will receive fees during the offering stage, and as it relates to the distribution fee paid on outstanding Class T Shares, the Dealer Manager may continue to receive compensation after the offering stage.

As of December 31, 2016, the Company had issued 953,602 shares of its Class A common stock in the Offering, including 14,709 shares issued pursuant to the DRIP, which consisted of the issuance of 434,783 shares to acquire a 95% interest in Estates and gross offering proceeds of approximately $4.8 million, including approximately $139,700 of distributions reinvested through the DRIP. In connection with the Company’s incorporation and prior to the effectiveness of the Offering, the Company sold approximately 22,222 shares of its common stock to the Advisor for an aggregate purchase price of $200,000, at $9.00 per share, reflecting the fact that selling commissions and dealer manager fees in effect at the time of the purchase were not paid in connection with the sale. These shares were subsequently renamed as shares of Class A common stock.

Pursuant to the terms of the Dealer Manager Agreement, the Company may pay the Dealer Manager the fees described below:

Selling Commissions

The Company will pay the Dealer Manager selling commissions of up to 7.0% of gross offering proceeds from the sale of Class A Shares and up to 3.0% of gross offering proceeds from the sale of Class T Shares. The amount of selling commissions paid on the sale of Class A Shares and Class T Shares may be lower than the aforementioned percentages due to certain volume discounts. The Company will not pay selling commissions with respect to shares of any class sold pursuant to the DRIP. Additionally, the selling commissions may be waived in connection with certain categories of sales. The Dealer Manager is expected to reallow all selling commissions to participating broker-dealers.

Dealer Manager Fee

The Company will pay a dealer manager fee of up to 1.0% of gross offering proceeds from the sale of Class A Shares and Class T Shares. The Dealer Manager may reallow all or a portion of its dealer manager fees to participating broker-dealers and servicing broker-dealers. The Company will not pay dealer manager fees in connection with purchases of shares made pursuant to the DRIP. Additionally, the dealer manager fee may be waived in connection with certain categories of sales.

Distribution Fees

With respect to Class T Shares that are sold in the Offering, the Company will pay the Dealer Manager a distribution fee that accrues daily in an amount equal to 1/365th of 0.8% of the amount of the purchase price per share or, once reported, the NAV for the Class T Shares on a continuous basis from year to year, but only on shares purchased through the Offering. The Company will continue paying distribution fees with respect to Class T Shares sold in the Offering until the earlier to occur of the following: (i) a listing of the Class T Shares on a national securities exchange, (ii) following the completion of the Offering, total underwriting compensation in the Offering equaling 10% of the gross proceeds from the Offering, or (iii) such Class T Shares no longer being outstanding. The Dealer Manager may reallow all or a portion of the distribution fee to participating broker-dealers and servicing broker-dealers. The distribution fee will be payable monthly in arrears. The Company will accrue for the entire 0.8% distribution fee at the time of sale. The distribution fee will not be payable with respect to Class T Shares issued under the DRIP. The Company will not pay a distribution fee with respect to Class A Shares.

Agreement Regarding Certain Volume Discount Sales

On September 14, 2016, the Company entered into an agreement with the Advisor and the Dealer Manager whereby the Advisor will pay a portion of the selling commissions payable to the Dealer Manager in connection with the sale of Class A Shares subject to certain volume discounts. For purchases by an investor of $1,000,001 up to $2,000,000, the Advisor will pay a 0.5% selling commission to the Dealer Manager. For purchases by an investor of $2,000,001 up to $5,000,000, the Advisor will pay a 1.0% selling commission to the Dealer Manager. For purchases by an investor of $5,000,001 up to $10,000,000, the Advisor will pay the full amount of the selling commissions payable to the Dealer Manager, or 2.0% of the purchase price. For purchases by an investor of $10,000,001 or more, the Advisor will pay the full amount of the selling commissions payable to the Dealer Manager, after taking into account the volume discount, or 1.0% of the purchase price, and the Advisor will pay an additional 1.0% of the total purchase price to the investor, which will be used to purchase additional Class A Shares at a purchase price of $9.10 per share, which reflects that no selling commissions or dealer manager fees are charged on such additional Class A Shares. For the year ended December 31, 2016, the Advisor incurred approximately $3,000 of selling commissions payable to the Dealer Manager in connection with the sale of Class A Shares.

Fees and Reimbursements to BH and its Affiliates

The Company, through one of its subsidiaries, has entered into a management agreement with BH Management Services, LLC (“BH”), the Company’s property manager and an independently owned third party, who manages Estates and supervises the implementation of the Company’s value-add program. BH is an affiliate of the noncontrolling interest members of the Company’s joint venture in Estates by virtue of ownership in Estates through BH’s affiliates. BH and its affiliates do not have common ownership in any joint venture with the Advisor; there is also no common ownership between BH and its affiliates and the Advisor. The property management fee paid to BH is approximately 3% of the monthly gross income from the property. Additionally, the Company may pay BH certain other fees, including: (1) a fee of $25.00 per unit for the one-time setup and inspection of properties, (2) a construction supervision fee of 5-6% of total project costs, which is capitalized, (3) acquisition fees and due diligence costs reimbursements, and (4) other owner approved fees at $55 per hour. BH also acts as a paymaster for Estates and is reimbursed at cost for various operating expenses it pays on behalf of the property. The following is a summary of fees that Estates incurred to BH and its affiliates, as well as reimbursements paid to BH from the property for various operating expenses, for the years ended December 31, 2016 and 2015 (in thousands):

	For the Year Ended December 31,
	2016	2015
Fees incurred
Property management fees (1)	$116	$45
Construction supervision fees (2)	63	5
Acquisition fees (3)	—	108

Reimbursements
Payroll and benefits (4)	381	129
Other reimbursements (5)	43	53

(1)	Included in property management fees on the consolidated statements of operations and comprehensive loss.
(2)	Capitalized on the consolidated balance sheets and reflected in buildings and improvements.
(3)	Includes due diligence costs and are included in acquisition costs on the consolidated statements of operations and comprehensive loss.
(4)	Included in property operating expenses on the consolidated statements of operations and comprehensive loss.
(5)	Includes property operating expenses such as repairs and maintenance costs and property general and administrative expenses, which are included on the consolidated statements of operations and comprehensive loss.

Asset Management Fee to the Company

In accordance with the operating agreement of the entity that owns Estates, the Company earns an asset management fee for services provided in connection with monitoring the operations of the property. The asset management fee is equal to 0.5% per annum of the aggregate effective gross income of the property, as defined in the operating agreement. For the year ended December 31, 2016, Estates incurred asset management fees to the Company of less than $0.1 million. Estates did not incur any asset management fees to the Company for the year ended December 31, 2015. Since the fees are paid to the Company (and not the Advisor) by a consolidated joint venture, they have been eliminated in consolidation. However, because the Company’s joint venture partners own a portion of the entity that owns Estates, they absorb their pro rata share of the asset management fee. This amount is reflected on the consolidated statement of operations and comprehensive loss in the net loss attributable to noncontrolling interests.

11. Restricted Share Plan

The Company has adopted a restricted share plan to:

•	furnish incentives to individuals and entities chosen to receive restricted shares of the Company’s Class A common stock because they are considered capable of improving the Company’s operations and increasing profits;

•	encourage selected persons to accept or continue employment with the Advisor and its affiliates; and

•	increase the interest of the Company’s employees, officers and directors in the Company’s welfare through their participation in the growth in the value of shares of the Company’s common stock.

The Company’s restricted share plan is administered by the Board. Upon the initial release from escrow of the Minimum Offering Requirement on March 24, 2016, each of the Company’s two independent directors received a grant of 3,000 restricted shares of the Company’s Class A common stock at a fair value of $10.00 per share. On May 16, 2016, upon unanimous approval by the stockholders to re-elect the Company’s directors to the Board for a one-year term expiring in 2017, the Company granted an additional 3,000 restricted shares of its Class A common stock at a fair value of $10.00 per share to each of its two independent directors. Restricted shares of Class A common stock issued to independent directors vest in equal amounts annually over a four-year period commencing on the first anniversary of the date of grant. An additional 3,000 restricted shares of the Company’s Class A common stock will be granted to each of the Company’s independent directors upon each re-election to the Board.

Included in corporate general and administrative expenses on the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2016 is approximately $21,000 of compensation expense related to the vesting of the 6,000 restricted shares of Class A common stock to each of the Company’s two independent directors. The weighted average remaining term of the restricted Class A common stock is 3.30 years as of December 31, 2016.

Under the terms of the restricted share plan, none of the shares has yet to fully vest. Assuming the Board members do not resign prior to full vesting, shares will vest according to the following schedule:

			Vesting Years and Shares (1)
Board of Directors Member	Grant Year	Number of Shares	2017	2018	2019	2020
John Pons	2016	6,000	1,500	1,500	1,500	1,500
D. Kirk McAllaster, Jr.	2016	6,000	1,500	1,500	1,500	1,500

Total		12,000	3,000	3,000	3,000	3,000

(1)	In each year, the number of shares issued will increase by 3,000 with no corresponding change, on the vesting dates, to additional paid-in capital.

12. Economic Dependency

The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock, asset acquisition and disposition decisions and other general and administrative responsibilities. In the event that the Advisor and the Dealer Manager are unable to provide such services, the Company would be required to find alternative service providers.

13. Commitments and Contingencies

Commitments

The Company may enter into various rehabilitation construction-related purchase commitments with parties that provide these goods and services. In the event the Company were to terminate rehabilitation construction services prior to the completion of projects, the Company could potentially be committed to satisfy outstanding or uncompleted purchase orders with such parties. As of December 31, 2016, the Company had not entered into any commitments with any parties.

Contingencies

In the normal course of business, the Company may become subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of any such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the balance sheet of the Company. The Company is not involved in any material litigation nor, to management’s knowledge, is any material litigation currently threatened against the Company. Additionally, subject to the limitations on reimbursements to the Advisor and its affiliates of organization and offering expenses and operating and administrative expenses paid on the Company’s behalf, the Company may owe the Advisor or its affiliates payments in the future.

14. Subsequent Events

Status of Our Offering

As of March 21, 2017, the Company had issued a total of 1,053,543 shares of Class A common stock and 0 shares of Class T common stock.

Distributions Paid

On January 3, 2017, the Company paid distributions of approximately $49,300, which related to distributions declared for each day in the period from December 1, 2016 through December 31, 2016 and consisted of cash distributions paid in the amount of approximately $600 and approximately $48,700 in Class A Shares issued pursuant to the DRIP.

On February 1, 2017, the Company paid distributions of approximately $50,800, which related to distributions declared for each day in the period from January 1, 2017 through January 31, 2017 and consisted of cash distributions paid in the amount of approximately $1,200 and approximately $49,600 in Class A Shares issued pursuant to the DRIP.

On March 2, 2017, the Company paid distributions of approximately $47,000, which related to distributions declared for each day in the period from February 1, 2017 through February 28, 2017 and consisted of cash distributions paid in the amount of approximately $1,600 and approximately $45,400 in Class A Shares issued pursuant to the DRIP.

Authorized Distributions

On March 16, 2017, the Board authorized the declaration of a special distribution to the Company’s Class A stockholders of record as of the close of business on March 16, 2017 of $0.0246 per Class A share, which is an amount equal to a daily distribution of $0.00164 per Class A share of common stock, for the period of March 1, 2017 to March 15, 2017. The Board also approved and authorized the declaration of a daily distribution to the Company’s Class A stockholders of record as of the close of business on each day of the period commencing on March 16, 2017 and ending June 30, 2017. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.00164 per share of Class A common stock per day. Distributions for all record dates of a given month will be paid approximately three days following month end. The distributions will be payable to stockholders from legally available funds therefor.

Preferred Stock Private Placement

On January 26, 2017, the Company sold 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Shares”), for $1,000 per Series A Preferred Share, pursuant to a private placement that was exempt from registration pursuant to Rule 506(b) of Regulation D under the Securities Act (the “Private Offering”) to 125 “accredited investors,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act for aggregate gross proceeds of $125,000. The Company paid approximately $6,250 in commissions in connection with the sale of the Series A Preferred Shares in the Private Offering. The Company did not use general solicitation or advertising to market the Series A Preferred Shares. The outstanding Series A Preferred Shares are subject to redemption, at the Company’s election. In addition, the Series A Preferred Shares have a distribution and liquidation preference senior to the Company’s shares of common stock.

15. Quarterly Results (unaudited)

Presented below is a summary of the unaudited quarterly consolidated financial information for the years ended December 31, 2016 and 2015 (in thousands, except per share amounts):

	2016 Quarters Ended
	March 31	June 30	September 30	December 31
Total revenues	$930	$976	$984	$994
Net loss	(416)	(455)	(332)	(302)

Net loss attributable to common stockholders	(409)	(456)	(334)	(304)
Loss per Class A share - basic and diluted (see Note 2)	(0.60)	(0.67)	(0.49)	(0.46)

	2015 Quarters Ended
	March 31	June 30	September 30	December 31
Total revenues	$—	$—	$586	$918
Net loss	—	—	(888)	(922)

Net loss attributable to common stockholders	—	—	(867)	(897)
Loss per Class A share - basic and diluted (see Note 2)	—	—	(4.34)	(4.49)

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2016

(in thousands)

				Initial Cost to Company			Costs Capitalized Subsequent to Acquisition	Gross Amount Carried at December 31, 2016			Accumulated Depreciation and Amortization (4)
Property Name	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improvements (1)	Total		Land	Buildings and Improvements (2)	Total (3)		Date Acquired (5)
Estates on Maryland	Phoenix, Arizona	95%	$26,919	$5,080	$36,120	$41,200	$1,373	$5,080	36,489	41,569	(1,927)	4/7/2016

			$26,919	$5,080	$36,120	$41,200	$1,373	$5,080	$36,489	$41,569	$(1,927)

(1)	Includes gross intangible lease assets of approximately $1.0 million and furniture, fixtures, and equipment of approximately $0.4 million.
(2)	Includes construction in progress of less than $0.1 million and furniture, fixtures, and equipment of approximately $1.0 million.
(3)	The cost, net of accumulated depreciation, for Federal Income Tax purposes as of December 31, 2016 was approximately $40.7 million (unaudited).
(4)	Depreciation and amortization are computed on a straight-line basis over the estimated useful lives. The estimated useful life to compute depreciation for buildings is 30 years, for building improvements is 15 years, and for furniture, fixtures and equipment is 3 years. The estimated useful life to compute amortization for intangible lease assets is six months.
(5)	Estates was acquired from the Sponsor on April 7, 2016; however, as the acquisition was determined to be a combination of entities under common control, the acquisition was deemed to be made on the date it was purchased by the Sponsor, which was August 5, 2015 (see Note 2).

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC. AND SUBSIDIARIES

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2016

A summary of activity for real estate and accumulated depreciation for the years ended December 31, 2016 and 2015 is as follows (in thousands):

	For the Year Ended December 31,
	2016	2015
Real Estate:
Balance, beginning of year	$41,363	$—
Additions:
Real estate acquired	—	41,200
Improvements	1,210	163
Deductions:
Write-off of fully amortized assets	(1,004)	—

Balance, end of year	$41,569	$41,363

Accumulated Depreciation and Amortization:
Balance, beginning of year	$1,328	$—
Depreciation expense	1,414	513
Amortization expense	189	815
Write-off of fully amortized assets	(1,004)	—

Balance, end of year	$1,927	$1,328